UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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MasterBrand, Inc.
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2026
Notice of Annual Meeting and Proxy Statement

Notice of 2026 Annual Meeting of Shareholders

MASTERBRAND, INC.

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

Date & Time Thursday, June 4, 2026, at 9:00 a.m. Eastern Time, or at any adjournment or postponement thereof	Location 3333 Richmond Road Beachwood, Ohio 44122	Record Date Close of business on April 13, 2026

The 2026 Annual Meeting of Shareholders of MasterBrand, Inc., a Delaware corporation, will be held on Thursday, June 4, 2026, at 9:00 a.m. Eastern Time, or at any adjournment or postponement thereof, at 3333 Richmond Road, Beachwood, Ohio 44122. You will be able to attend the meeting in person and vote either in person or by visiting www.proxydocs.com/MBC and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).

The meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

VOTING MATTERS

Items of Business

1.	Elect two director nominees to serve three-year terms (or three director nominees if we have completed our merger with American Woodmark Corporation prior to the date of the Annual Meeting).

2.	Approve, on a non-binding advisory basis, our 2025 Named Executive Officer compensation.

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026.

At the meeting, such other business as may properly come before the meeting will also be considered.

By Order of the Board of Directors,

Andrean R. Horton

Executive Vice President, Chief Legal Officer and Secretary

April 22, 2026

Your vote is important. Regardless of whether you plan to participate in the Annual Meeting, we hope you will vote as soon as possible. Voting will ensure you are represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting. In an effort to facilitate the voting process for substantially all of our shareholders, we are using the Securities and Exchange Commission rules that allow proxy materials to be furnished to shareholders over the Internet. You can vote your shares by one of the following methods: (1) by Internet; (2) by telephone; (3) if you received your proxy materials by mail, by mailing your proxy card; or (4) in person during the 2026 Annual Meeting. Proxies may be revoked at any time before they are exercised.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be held on June 4, 2026.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, the Notice of 2026 Annual Shareholders Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxydocs.com/MBC.

MASTERBRAND • 2026 PROXY STATEMENT	i

Compensation Discussion and Analysis	39

Executive Compensation Tables	49

CEO Pay Ratio	55

Pay Versus Performance	56

Adjustments	57

PROPOSAL NO. 3 Ratification of Selection of Independent Auditor	60

Audit Committee Report	62

Stock Ownership Information	63

Security Ownership of Directors and Executive Officers	63

Security Ownership of Certain Beneficial Owners	64

Equity Compensation Plan Information	65

General Information About the Annual Meeting	66

Meeting	66

Who Can Vote	66

Voting Before or During the Annual Meeting	66

Quorum for the Annual Meeting	67

Voting Standards	67

Cost of Proxy Solicitation	68

Shareholder List	68

Submission of Shareholder Proposals or Nominations	69

Shareholder Proposals for Inclusion in the 2027 Proxy Materials	69

Shareholder Director Nominations for Inclusion in 2027 Proxy Materials Using Proxy Access	69

Shareholder Director Nominations and Other Shareholder Proposals for Presentation at the 2027 Annual Meeting, but Not for Inclusion in 2027 Proxy Materials	69

Other Information	70

Communicating With Us	70

Notice of Internet Availability	70

Householding of Proxy Materials	70

Legal Matters	70

Financial Matters	71

Matters to be Presented	71

Appendix A: Reconciliation of GAAP to Non-GAAP Measures	A-1

Non-GAAP Financial Measures	A-1

Proxy Statement Summary

This summary highlights information contained in this proxy statement (this “Proxy Statement”). This summary does not contain all the information that you should consider, and you should carefully read the entire Proxy Statement before voting. In this Proxy Statement, the terms “MasterBrand,” “we,” “us,” “our” and the “Company” refer to MasterBrand, Inc., a Delaware corporation incorporated in July 2022.

Our Board of Directors (our “Board”) solicits your proxy for our 2026 Annual Shareholders Meeting (and any postponement or adjournment of the meeting) (the “Annual Meeting”) for the matters set forth in the “Voting Matters and Recommendations” below.

These materials were first sent or made available to shareholders on April 22, 2026.

ANNUAL MEETING OF SHAREHOLDERS

Time and Date Thursday, June 4, 2026 9:00 a.m. Eastern Time	Place 3333 Richmond Road, Beachwood, Ohio 44122	Record Date Close of business on April 13, 2026

Voting: Shareholders as of the record date are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

VOTING MATTERS AND RECOMMENDATIONS

Items of Business		Board Recommendation	Page

1.	Elect two director nominees to serve three-year terms (or three director nominees if we have completed our merger with American Woodmark Corporation prior to the date of the Annual Meeting).	“FOR” Each Nominee	7

2.	Approve, on a non-binding advisory basis, our 2025 Named Executive Officer compensation.	“FOR”	38

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026.	“FOR”	60

OUR BUSINESS HIGHLIGHTS

MasterBrand is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. Our products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through our exceptional distribution network of over 7,900 dealers, major retailers and builders.

Financial Highlights

Our business is built on a culture of continuous improvement, and at the center of this is our business system: The MasterBrand Way. Based on the proven business tools of Lean, The MasterBrand Way enables our associates to operate under a common framework and consistent lexicon to effectively develop cross-functional solutions to complex business issues. Our associates’ dedication and use of these tools in recent years have driven the Company’s strategic transformation and strengthened commercial and operational efficiency throughout the cycle.

MASTERBRAND • 2026 PROXY STATEMENT	1

PROXY STATEMENT SUMMARY

In 2025, we delivered year-over-year net sales growth of 1.3%, reflecting the inclusion of a full year of results from Dura Investment Holdings LLC, the parent company of Supreme Cabinetry Brands, Inc. (“Supreme”), our first acquisition as a stand-alone, public company. Further, anticipated annual run-rate cost synergies from this acquisition were fully achieved in 2025 as a result of following our diligent processes of The MasterBrand Way. Organic sales were impacted by the third consecutive year of market contraction, as elevated interest rates, ongoing affordability concerns, and lower consumer confidence continued to constrain activity across the new construction and repair and remodel markets. This market condition, in addition to a series of new and continuous changes in the trade environment, challenged our plant efficiency and profitability, as tariff mitigation efforts lagged tariff effective dates.

Despite these market and trade related headwinds, we outperformed the market and delivered free cash flow* in excess of net income in 2025. We also announced the transformational merger with American Woodmark Corporation (“American Woodmark”) in 2025. The Company, Maple Merger Sub, Inc. (“Merger Sub”), a direct, wholly owned subsidiary of the Company, and American Woodmark entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into American Woodmark, with American Woodmark surviving the merger and continuing as a wholly owned subsidiary of the Company (the “Merger”). The pending transaction, which is expected to close in the second calendar quarter of 2026, is anticipated to deliver $90 million of run-rate synergies by the end of year three, post close.

A summary of our 2025 financial results is as follows:

•

Net sales were $2.7 billion, an increase of 1.3% compared to 2024, despite the mid-single digit market decline, primarily driven by a 5% contribution from the full year inclusion of Supreme, but also due to modest organic share gains, particularly in the new construction market.

•

Net income decreased to $26.7 million, compared to $125.9 million in 2024, primarily due to lower gross profit as a result of the market decline and its impact on fixed cost leverage, unfavorable mix as the consumer continues to trade down and seek more value products, as well as tariffs, partially offset by lower interest and tax expenses.

•

Non-GAAP adjusted EBITDA* (adjusted earnings before interest, taxes, depreciation, and amortization) was $298.2 million, compared to $363.6 million in 2024, following reduced market-related volume, its impact on fixed cost leverage, unfavorable mix and tariffs.

•	Net cash provided by operating activities at $195.7 million, although strong, was down compared to $292.0 million in 2024, following lower net income.

The strong operating cash flow generated during fiscal 2025 enabled us to continue investing in the business while also paying down debt and maintaining a strong balance sheet. As of December 28, 2025, our total debt/net income ratio was 36.5x and our non-GAAP net debt/adjusted EBITDA* ratio was 2.7x. We intend to remain disciplined in our capital allocation, using cash flow to support ongoing investments with strong returns, such as our integration efforts and our digital and technology initiatives discussed below, while further strengthening the balance sheet and enhancing long-term shareholder value.

*

Free Cash Flow as a percent of Net Sales is a non-GAAP financial measure. Refer to Appendix A for a definition of Non-GAAP measures referenced, and a reconciliation to the most directly comparable GAAP measures.

*

Adjusted EBITDA and net debt/Adjusted EBITDA ratio are non-GAAP financial measures. Refer to Appendix A for a definition of non-GAAP measures referenced, and a reconciliation to the most directly comparable GAAP measures.

Strategy Highlights

In 2025, despite the continued market headwinds, we remained disciplined in executing our strategy. Our efforts to simplify the business and improve productivity across the organization continued to enhance efficiency, build capabilities, and create additional operating leverage. We believe these actions are positioning us to accelerate growth, support targeted reinvestment, and capitalize on market recovery as conditions improve.

With The MasterBrand Way as our operating foundation, we continued to advance our three strategic priorities: Align to Grow, Lead through Lean, and Tech Enabled with sharpened focus and sustained momentum. Together these initiatives are delivering ongoing operational improvement, supporting more efficient manufacturing and back-office processes, and enhancing our ability to generate long-term value as the market returns.

2	MASTERBRAND • 2026 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Align to Grow Deliver on the unique needs of each customer	This growth initiative starts with each customer’s needs and works back through our organization to align ourselves with that customer’s unique value proposition. We see opportunities to further reduce complexity across our supply chain, manufacturing processes and transaction processing. Simplifying this internal complexity, enables us to increase efficiency and throughput of our existing facilities and distribution network, while focusing more on the unique needs of each of our customers.

2025 Highlights

•

Strengthened data sharing across brands for the purposes of customer development and product life cycle management.

•

Established a strong strategic foundation to accelerate growth within the dealer channel, with a multi-phase brand-specific launch roadmap focused on portfolio revitalization and innovation to modernize offerings, sharpen market positioning, and drive demand across the network.

•

Implemented pricing simplification and transformation across semi-custom offerings, addressing longstanding channel partner needs.

•

Announced key enhancements across our stock and semi-custom offerings, introducing meaningful product upgrades that reinforced our commitment to elevating value and performance across the portfolio.

Lead through Lean Engage teams and foster problem-solving	The proven tools of The MasterBrand Way have increased productivity and throughput across the organization, improving quality and service for our customers. Beyond the efficiency benefits, we view Lean tools as a powerful driver of associate engagement. This initiative sharpens our focus on our human capital by helping us attract, retain and develop the best talent in a competitive labor market. Our associates are empowered with training and tools to address issues locally, fostering problem solving and reinforcing our culture of continuous improvement.

2025 Highlights

•

Strategy deployment unlocked productivity gains across Finance and Digital & Technology, advancing Lean tool maturity in our back-office functions.

•

Daily Management, Standard Work, and Lean improvements continued to drive strong engagement, higher productivity, and measurable safety and quality gains in our manufacturing facilities.

•

Extensive deployment of kaizen events continued and again delivered our annual continuous savings goals.

•

Our Lean empowerment tools again enabled us to achieve or exceed manufacturing benchmark engagement scores for the organization for the fifth year in a row.

Tech Enabled Drive profitable growth and transform the way we work through digital, data, and analytics	We are focused on transforming our business through technology. We see opportunities to leverage data, analytics and automation across our plant floor, back office and customer interactions. As new technologies reshape the residential kitchen and bath cabinet market, customers want partners who can help them navigate this evolving landscape, and consumers are demanding a better buying experience. We are utilizing data-first strategies to unlock customer and consumer insights, improve the consumer experience and enable faster, more efficient problem solving.

2025 Highlights

•

Advanced key technology initiatives, including deployment of our centralized order management system to enhance accuracy, efficiency, and visibility across the network simplifying core processes and supporting long-term, scalable growth.

•

Accelerated innovation investments across back office, manufacturing, and customer experience, advancing automation, simplifying systems, digitizing plants, and expanding product and digital capabilities to fuel the next phase of growth.

MASTERBRAND • 2026 PROXY STATEMENT	3

PROXY STATEMENT SUMMARY

OUR CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to effective corporate governance and high ethical standards. We have implemented corporate governance practices that intersect best practices and our strategic needs. For more information about our corporate governance practices, see “Corporate Governance” beginning on page 22 below.

Independent Oversight

✓	Independent Non-Executive Chair and all independent directors, except for our CEO
✓	All Board Committees — Audit, Compensation, and Nominating and Governance — composed entirely of independent directors
✓	Active Board and committee oversight of our strategy and enterprise risk management, including sustainability risks, human capital management and related risks, compliance and cybersecurity matters
✓	Meetings of independent directors in connection with each regularly scheduled Board and committee meeting

Governance Practices

✓

Majority voting standard for election of directors and resignation policy for directors in uncontested elections, requiring any director to submit a resignation if the votes such director receives do not exceed 50% of the total votes cast

✓	Proxy access rights available to 3-year ownership, 3% shareholders, for up to 20% of the Board
✓	Annual board and committee self-evaluations
✓	Prohibition on hedging and pledging our securities
✓	Director and executive stock ownership guidelines
✓	Executive compensation driven by pay for performance philosophy
✓	Shareholder engagement program
✓	Comprehensive clawback policies that go beyond the minimum requirements of the New York Stock Exchange
✓	Classified board to be phased out by 2029, with annual director elections beginning in 2030
✓	Limitations on the number of public company boards on which directors may serve in order to ensure that each director has sufficient time to devote to his or her duties

Our Executive Compensation Highlights

MasterBrand’s executive compensation program rewards the achievement of both short-term and long-term strategic and operational goals leading to the creation of sustainable long-term shareholder value. The program is designed to:

•	Attract, retain, and motivate superior talent
•	Align management and shareholder interests
•	Create and reinforce a pay for performance culture
•	Incentivize performance without encouraging excessive risk
•	Recognize the cyclical nature of our business

We aim to position target total direct compensation (base salary, annual bonus, and equity) at the 50th percentile of market data and peer group data, as applicable. A substantial portion of the compensation paid to our named executive officers (“NEOs”) is at risk. At target, 85% of our CEO’s compensation and, on average, 69% of our NEOs’ compensation, is at risk.

In 2025, MasterBrand operated in a challenging market environment and remained focused on cash generation, balance sheet protection, and disciplined execution. Despite lower earnings, the Company delivered strong free cash flow and remained resilient through the cycle. Consistent with our pay for performance design, incentive outcomes reflected this performance mix. The Annual Incentive Plan (“AIP”) paid at 100% of target, reflecting performance above the plan maximum for free cash flow, offset by earnings results below threshold under the formulaic, equally weighted design. No discretionary adjustments were applied.

4	MASTERBRAND • 2026 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Long-term incentive outcomes further reflected sustained performance over time. The 2023–2025 Performance Share Awards paid out at 170% of target based on performance that exceeded goals for cumulative EBITDA* and average Adjusted Return on Invested Capital* (“Adjusted ROIC”) over the three-year period. These outcomes reflect management’s execution against long-term priorities, including sustained earnings generation and disciplined deployment of capital over the three-year performance period.

* Adjusted EBITDA and Adjusted Return on Invested Capital are non-GAAP financial measures. Refer to Appendix A for a definition of Non-GAAP measures referenced, and a reconciliation to the most directly comparable GAAP measures.

The following chart provides an overview of our key executive compensation practices. For a detailed discussion, please refer to the ‘Compensation Discussion and Analysis’ starting on page 39.

What We Do
What We Do Not Do

Pay for Performance

•

Majority of NEO compensation is at risk

•

Set challenging performance goals using our annual operating plan and Monte Carlo statistical analysis

•

Annual metrics emphasize earnings and cash flow to drive shareholder value

•

Long-term performance goals emphasize delivering long-term earnings and return on capital aligning with shareholder interest and our strategic plans

Compensation Policies

•

Conduct annual reviews of compensation market analysis and individual performance to make informed compensation decisions

•

Assess annually the peer group composition, compensation-related risks and incentive plan design

•

Clawback policies for cash and equity compensation of senior executives in case of financial restatement or misconduct

•

Provide single-trigger severance payment, vesting or tax gross-ups following a change in control

•

Enter into employment agreements

•

Offer excessive perquisites

•

Offer tax gross ups

•

Reprice underwater stock options

BOARD OF DIRECTORS

CLASS I DIRECTOR NOMINEES

Name	Primary Occupation	Age	Director Since	Independent	AC	CC	N&G

R. David Banyard, Jr.	Chief Executive Officer, MasterBrand, Inc.	57	2022

Ann Fritz Hackett	Former Strategy Consulting Partner and Co-Founder, Personal Pathways, LLC	72	2022	X		XX	X

Philip Fracassa[1]	Executive Vice President and Chief Financial Officer, Magna International	58	Contingent upon closing of the Merger	X

1

The appointment of Mr. Fracassa to the MasterBrand Board of Directors is contingent upon, and will happen on the day of, the closing of MasterBrand’s Merger with American Woodmark, which closing is expected to occur in the second calendar quarter of 2026 (such closing may occur before or after the Annual Meeting). If such closing occurs before the Annual Meeting, Mr. Fracassa will be up for re-election to Class I. If such closing does not occur before the Annual Meeting, shareholders’ votes for Mr. Fracassa will be disregarded as he will not yet be on the MasterBrand Board of Directors at the time of the Annual Meeting.

MASTERBRAND • 2026 PROXY STATEMENT	5

PROXY STATEMENT SUMMARY

CLASS II DIRECTORS — TERMS EXPIRING 2027

Name	Primary Occupation	Age	Director Since	Independent	AC	CC	N&G

David Petratis (Non-Executive Chair)	Former President and Chief Executive Officer, Allegion plc	68	2022	X

Juliana Chugg	Former Executive Vice President and Chief Brand Officer, Mattel, Inc.	58	2022	X	X	X

Patrick Shannon	Former Chief Financial Officer, Allegion plc	63	2024	X	X	X

Daniel Hendrix[2]	Former Chief Executive Officer, Interface, Inc.	71	Contingent upon closing of the Merger	X

2

The appointment of Mr. Hendrix to the MasterBrand Board of Directors is contingent upon, and will happen on the day of, the closing of MasterBrand’s Merger with American Woodmark, which closing is expected to occur in the second calendar quarter of 2026 (such closing may occur before or after the Annual Meeting).

CLASS III DIRECTORS — TERMS EXPIRING 2028

Name	Primary Occupation	Age	Director Since	Independent	AC	CC	N&G

Catherine Courage	Vice President, Google	51	2024	X	X		X

Robert Crisci	Former Chief Financial Officer, Lineage, Inc.	50	2022	X	XX		X

Jeffery Perry	Founder and Chief Executive Officer, Lead Mandates LLC	60	2022	X		X	XX

Andrew Cogan[3]	Senior Advisor and Content Operating Executive, Dunes Point Capital	63	Contingent upon closing of the Merger	X

3

The appointment of Mr. Cogan to the MasterBrand Board of Directors is contingent upon, and will happen on the day of, the closing of MasterBrand’s Merger with American Woodmark, which closing is expected to occur in the second calendar quarter of 2026 (such closing may occur before or after the Annual Meeting).

Data as of April 22, 2026.

AC = Audit Committee

CC = Compensation Committee

N&G = Nominating and Governance Committee

XX — Chairperson

X — Member

6	MASTERBRAND • 2026 PROXY STATEMENT

Proposal No. 1: Election of Directors

Under our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), our Board is divided into three classes with approximately one-third of the directors standing for election each year. The directors hold office for staggered terms of three years (and until their successors are elected and qualified, or until their earlier death, resignation, or removal). One of the three classes is elected each year to succeed the directors whose terms are expiring. Our Board will transition to annual director elections through a phase-out, as provided in our Certificate of Incorporation. We expect that beginning with our 2030 annual meeting, all directors will be elected annually, and our Board, at that time, will no longer be classified.

Under the Merger Agreement with American Woodmark, at the effective time of the Merger, we must increase the size of our Board from eight to eleven directors and appoint three directors designated by American Woodmark, with one director being placed in each of the three classes of the Board. After selecting such directors with American Woodmark in accordance with the Merger Agreement, the Board has assigned Philip Fracassa to Class I, Daniel Hendrix to Class II and Andrew Cogan to Class III for appointment to the Board effective upon closing of the Merger.

Although we expect the Merger with American Woodmark to close in the second calendar quarter of 2026, completion of the Merger remains subject to required regulatory clearance and the satisfaction or waiver of other closing conditions. Given the possibility that the Merger may close before the Annual Meeting, the Board, upon the recommendation of the Nominating and Governance Committee, has nominated Philip Fracassa, as a Class I director nominee, for election at our Annual Meeting, contingent on the closing of the Merger. Should we not complete the Merger prior to the Annual Meeting, Philip Fracassa will not stand for election to the Board at the Annual Meeting, and we will not count the votes cast for him. Instead, we expect Philip Fracassa, Daniel Hendrix and Andrew Cogan will subsequently be appointed to the Board effective upon the closing of the Merger.

The Class I directors whose terms expire at the Annual Meeting are R. David Banyard, Jr. and Ann Fritz Hackett. Each of Mr. Banyard and Ms. Hackett has been re-nominated by our Board upon the recommendation of its Nominating and Governance Committee. In addition, in accordance with the Merger Agreement, and upon the recommendation of the Nominating and Governance Committee, the Board has approved the appointment of Messrs. Fracassa, Hendrix, and Cogan to the Board, effective at the closing of the Merger, and if any such appointment occurs prior to the Annual Meeting, the Board has nominated Philip Fracassa as a Class I director for election at the Annual Meeting, contingent upon closing of the Merger. All Class I directors elected at the Annual Meeting will continue in office until the annual meeting of our shareholders to be held in 2029 and until their successors are elected and qualified.

The two current nominees contribute significantly to our Board, including as follows:

•	R. David Banyard, Jr. is the Company’s President and Chief Executive Officer; and
•	Ann Fritz Hackett chairs the Board’s Compensation Committee and serves on the Nominating and Governance Committee.
•	Philip Fracassa will only join the Board contingent upon closing of the Merger, which has not yet occurred as of the date of this Proxy Statement.

Each of the directors nominated by our Board has consented to serving as a director for the term listed above, to being named in this Proxy Statement, and to continuing their service on our Board if elected. The persons named as proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of each of our Board’s nominees. If any nominee is unable to serve, our Board can either designate a substitute nominee to serve as a director instead or reduce the size of our Board (provided that if Mr. Fracassa informs us that he is unable to serve prior to the consummation of the Merger with American Woodmark, another director would be selected in coordination with American Woodmark in accordance with the terms of the Merger Agreement). If our Board nominates another individual, the persons named as proxies may vote for such substitute nominee.

Our Board has determined that Ann Fritz Hackett and Philip Fracassa are independent of MasterBrand and management. See “Corporate Governance — Director Independence” below for more information.

BOARD MEMBERSHIP CRITERIA

Our Board is responsible for selecting candidates for Board membership and has identified key skills and attributes to be used in identifying potential candidates. The Nominating and Governance Committee leads our director recruitment process and regularly considers the criteria necessary to achieve a Board that provides effective oversight of MasterBrand.

The Nominating and Governance Committee believes that directors should display the attributes necessary to be effective directors, which can include: commitment to the goal of enhancing long-term shareholder value, experience in an executive

MASTERBRAND • 2026 PROXY STATEMENT	7

PROPOSAL NO. 1: ELECTION OF DIRECTORS

leadership role, consumer products expertise and experience, experience as a board member of a public company, willingness to devote sufficient time to Board matters, business judgment, reputation, lack of conflicts of interest, integrity, ethics, and any evolving needs of the Board. As discussed in “Board Members and Public Company Experience” below, the Nominating and Governance Committee also seeks to select director candidates who represent a mix of experiences and backgrounds that will enhance the quality of our Board’s deliberations and decisions and believes that Board membership should be heterogeneous in its broadest sense, taking into account education, skills, experiences, backgrounds and qualifications.

In addition to the above criteria, the Nominating and Governance Committee considers, on an ongoing basis, the additional skills and experiences that it seeks in members of our Board in the context of our business and the existing composition of our Board. The directors’ biographies under “Our Director Nominees” and “Other Continuing Directors” below describe the wealth of experience each director brings to our Board and each director’s key skills, experiences, and backgrounds that make them valuable members of our Board and well-equipped to further our strategic plan.

Although Messrs. Fracassa, Hendrix and Cogan are expected to be appointed to the Board in accordance with the terms of the Merger Agreement contingent upon closing of the Merger, the Nominating and Governance Committee considered these factors when considering their nomination and ultimate recommendation to the Board.

BOARD COMPOSITION

We have created a Board comprised of a seasoned group of individuals that have a wide range of complementary backgrounds and business experience that align with the strategic direction of the Company. Among other factors, we consider each candidate’s personal and professional responsibilities, experiences, knowledge and skills.

The experiences of our directors include:

✓

Public company senior management

✓

Leadership

✓

Consumer products

✓

Public company board

✓

Strategic management

✓

Mergers & acquisitions/Capital markets

✓

Risk management

✓

Home products/Housing market

✓

Marketing/Brand management

✓

Digital marketing/eCommerce

✓

Technology/Artificial intelligence

✓

Financial/Capital

✓

International business

✓

Human resources/Human capital

✓

Manufacturing/Supply chain

Our Board believes each director is highly qualified to serve and that their unique skills and qualifications bring a wealth of knowledge, experience, expertise and energy to our Board. The following figures highlight the age composition of our Board prior to, and following Messrs. Fracassa, Hendrix and Cogan joining the Board (assuming the Merger is effective prior to the time of the Annual Meeting) (see “Board Members and Public Company Experience” below for both additional attributes):

Our Board currently consists of eight directors (and will consist of eleven directors following the addition of Messrs. Fracassa, Hendrix and Cogan at the time of, and contingent upon, the closing of the Merger with American Woodmark). The directors hold office for staggered terms of three years. Directors from one of the three classes are elected each year. This structure was put in place at the time of our separation from Fortune Brands Innovations, Inc. (f/k/a Fortune Brands Home & Security, Inc.) (“Fortune Brands”) into a standalone publicly-traded company on December 14, 2022 (the “Separation”), to provide the newly public company with stability and continuity to deliberately develop and implement the best long-term, strategic course for us. Our Board will transition to annual director elections through a phase-out, as provided in our Certificate of Incorporation. We expect that beginning with our 2030 annual meeting, all directors will be elected annually, and at that time our Board will no longer be classified.

8	MASTERBRAND • 2026 PROXY STATEMENT

PROPOSAL NO. 1: ELECTION OF DIRECTORS

BOARD MEMBERS AND PUBLIC COMPANY EXPERIENCE

Our Board is committed to building a group of directors with a wide range of experiences and perspectives.

Consistent with our Corporate Governance Principles, our Board’s policy is that our Nominating and Governance Committee may consider, as part of its search for director candidates, a wide range of skills, experiences, qualifications, and attributes.

Messrs. Banyard, Crisci, Perry and Petratis and Mses. Chugg and Hackett have served on our Board since the Separation in 2022. Ms. Courage and Mr. Shannon were appointed to the Board in 2024. Messrs. Fracassa, Hendrix and Cogan will be appointed to serve at the time of, and contingent upon, the closing of the Merger with American Woodmark.

Our Corporate Governance Principles state that there is no limit on the number of terms for which a director may be elected, and that our Board does not endorse arbitrary term limits on directors’ service. However, our Corporate Governance Principles generally require directors to retire at the Annual Meeting following such director’s 75th birthday, subject to the Board’s ability to waive the retirement age in certain cases if it believes that doing so is in the best interests of the Company’s shareholders.

As of April 22, 2026, all of our directors (as well as those who will be appointed to serve at the time of, and contingent upon, the closing of the Merger with American Woodmark) were younger than 75 years of age.

The following figures highlight the public company experience of our current Board and the Board at the effective time of the Merger:

Director Overboarding Policy

Our Corporate Governance Principles are designed to ensure that all directors have sufficient time to devote proper attention to their responsibilities as MasterBrand directors. In general, our Chief Executive Officer and any director who serves as Chief Executive Officer of another public company may not serve on more than one other public company board. Directors who are not employed on a full-time basis may not serve on more than three other public company boards. No member of our Audit Committee may serve on the audit committee of more than two other publicly-traded companies. The Board may waive these limitations if the Board determines that doing so would not impair a director’s ability to serve effectively on our Board.

As of April 22, 2026, all Directors were in compliance with our overboarding policy, and upon their appointment at the time of, and contingent upon, the closing of the Merger with American Woodmark, Messrs. Fracassa, Hendrix and Cogan are expected to be in compliance.

OUR DIRECTOR NOMINEES

Our Board and the Nominating and Governance Committee believe that each of our nominees brings a strong and diverse set of skills, experiences and perspectives that, when combined with the skillset of other continuing directors, creates a high-performing Board that is aligned with our business strategy, and which contributes to the effective oversight of MasterBrand. The ages, principal occupations, public directorships held, and other information about our nominees and continuing directors are shown below as of April 22, 2026.

The Board unanimously recommends a vote “FOR” ALL Board nominees listed below.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

CLASS I DIRECTORS — TERMS EXPIRING AT THE ANNUAL MEETING

Experience

Mr. Banyard serves as President and Chief Executive Officer of MasterBrand. He has served in this role since December of 2022. Mr. Banyard served on the board of directors of WK Kellogg Co. (NYSE: KLG) from 2023 to 2025 and was the Chair of its compensation committee. Prior to MasterBrand, Mr. Banyard served as the President of the Cabinets division of Fortune Brands from December 2019 until the Separation. Prior to that, Mr. Banyard served as President and Chief Executive Officer of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of packaging, storage, and safety products and specialty molding, from December 2015 to October 2019, and on Myers Industries, Inc.’s board of directors from 2016 to 2019. Prior to that, he was Group President, Fluid Handling Technologies at Roper Technologies, Inc. (NASDAQ: ROP) where he led a diverse portfolio of companies serving a wide array of end markets. Mr. Banyard began his business career at Danaher Corporation (NYSE: DHR), where he held a variety of management roles including Vice President and General Manager of Kollmorgen’s Vehicle Systems business. Mr. Banyard holds a B.A. in Economics from Princeton and an M.B.A. from The University of Virginia Darden School of Business.

Skills and Qualifications

We believe Mr. Banyard’s deep knowledge of the cabinets industry, as President of Fortune Brands’ Cabinets segment and as CEO of MasterBrand, provides him with a strong understanding of our operations, growth opportunities and challenges. In addition, his prior business, management and leadership experience at Myers Industries, Inc. and service as a member of its board of directors and the board of directors of WK Kellogg Co. qualifies him to serve on our Board.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Experience

Ms. Hackett is a former strategy consulting partner, most recently serving from 2015 until her retirement in January 2020 as a Partner and Co-Founder of Personal Pathways, LLC, a technology company providing a web-based enterprise collaboration insights platform to advance high performance professional relationships. Prior to Ms. Hackett’s role at Personal Pathways, LLC, she was President of Horizon Consulting Group, LLC, a strategy consulting firm founded by Ms. Hackett in 1996, developing corporate and business strategies for global consumer product and service companies and providing innovative human capital initiatives. Ms. Hackett has served on the board of directors of Fortune Brands (NYSE: FBIN) since 2011 and has also served on the board of directors of Capital One Financial Corporation (NYSE: COF) since 2004, where she is currently lead director and Chair of the Governance and Nominating Committee. Ms. Hackett holds a B.A. in Mathematics from Dartmouth College and an M.B.A. from Stanford University.

Skills and Qualifications

We believe Ms. Hackett’s deep experience in the cabinets business stemming from her tenure on the board of directors of Fortune Brands allows Ms. Hackett to provide valuable industry-specific insight to our Board. Ms. Hackett also has extensive leadership experience in strategy, human capital, risk management, transformation, change management, talent management, technology and significant corporate governance and board experience, which we believe qualifies Ms. Hackett to serve on our Board.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Experience

Mr. Fracassa has served as Executive Vice President and Chief Financial Officer of Magna International Inc. (TSX: MG; NYSE: MGA), one of the world’s largest and most diverse automotive suppliers, since September 2025. He previously spent two decades with The Timken Company (NYSE: TKR), advancing through several finance leadership roles, including tax and treasury, group controller, and corporate planning and development, before serving as Executive Vice President and Chief Financial Officer from 2014 to 2025. Prior to joining The Timken Company in 2005, Mr. Fracassa was Director of Taxes for Visteon Corporation. He began his career with Price Waterhouse in Detroit and later served as a tax attorney with General Motors Co. (NYSE: GM). Mr. Fracassa has served as a director at American Woodmark Corporation (Nasdaq: AMWD) since 2024 and is expected to continue until the completion of the Merger in 2026. He received a B.S., with a major in accounting, and a J.D., from the University of Detroit Mercy. Mr. Fracassa is a certified public accountant and a licensed attorney in Michigan.

Skills and Qualifications

We believe Mr. Fracassa’s over 30 years of diverse finance experience, including more than 10 years as Chief Financial Officer at two publicly-traded global manufacturers, as well as his public company board experience at American Woodmark Corporation, qualify him to serve on our Board.

Note

The appointment of Mr. Fracassa to the MasterBrand Board of Directors is contingent upon, and will happen on the day of, the closing of MasterBrand’s Merger with American Woodmark, which closing is expected to occur in the second calendar quarter of 2026 (such closing may occur before or after the Annual Meeting). If such closing occurs before the time of the Annual Meeting, Mr. Fracassa will be up for re-election to Class I. If such closing does not occur before the time of the Annual Meeting, shareholders’ votes for Mr. Fracassa will be disregarded.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

CLASS II DIRECTORS — TERMS EXPIRING IN 2027

Experience

Mr. Petratis serves as our Non-Executive Chair. Mr. Petratis served as President and Chief Executive Officer of Allegion plc (NYSE: ALLE), a global provider of security products and solutions, from July 2013 through July 2022. Mr. Petratis was also Chair of the board of directors of Allegion plc from July 2013 to his retirement in December 2022. As CEO, Mr. Petratis led the IPO process to create Allegion from Ingersoll Rand in December 2013. Prior to his role at Allegion plc, Mr. Petratis served as Chair, President and Chief Executive Officer of Quanex Building Products Corporation (NYSE: NX), a manufacturer of engineered material and components for the building products markets, from 2008 to 2013 and held prior senior leadership roles at Schneider Electric, MGE UPS Systems Americas and Square D Company. Mr. Petratis currently serves as the Chairman of the board of directors of Sylvamo Corporation (NYSE: SLVM) and is a member of the board of directors of CraneNXT (NYSE: NXT). Additionally, Mr. Petratis served eight years on the Gardner Denver, Inc. corporate board, and he is on the University of Northern Iowa Business Executive Advisory Board. Mr. Petratis has a B.A. in industrial management from the University of Northern Iowa and received his M.B.A. from Pepperdine University.

Skills and Qualifications

We believe Mr. Petratis’ extensive experience in manufacturing and operations, global commercial markets, and strategy development, serving in a variety of leadership positions throughout his 40-year career, including as Chair and CEO of two publicly-traded companies, coupled with his experience in driving growth through acquisitions and research and development to drive productivity, qualifies him to serve on our Board.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Experience

Ms. Chugg served as the Executive Vice President and Chief Brand Officer of Mattel, Inc. (NASDAQ: MAT), a leading global toy company and owner of a portfolio of children’s and family entertainment franchises, from 2015 through 2018. Ms. Chugg also carried out various leadership roles at General Mills, Inc. (NYSE: GIS) and its predecessor, Pillsbury, from 1996 through 2014, including serving as Senior Vice President of General Mills, Inc. and President of the Meals division. Ms. Chugg has served on the board of directors of Compass Group (LON: CPG) since 2024, Darden Restaurants, Inc. (NYSE: DRI) since 2022 and on the board of directors of V. F. Corporation (NYSE: VFC) since 2009. Ms. Chugg previously served as a director of Kontoor Brands, Inc. (NYSE: KTB) from 2019 until 2021, Caesars Entertainment Corporation from 2018 to 2020 and H.B. Fuller Company (NYSE: FUL) from 2007 until 2013. Ms. Chugg serves as the Chair of the Nominations and Governance Committee at Darden Restaurants, Inc. and Chair of the Talent and Compensation Committee at V.F. Corporation. Ms. Chugg holds a B.B.A, with a major in Marketing from the University of South Australia.

Skills and Qualifications

We believe Ms. Chugg’s extensive experience building global brands and developing consumer products, gained through leading iconic brand franchises and managing a $6 billion revenue business from her tenure as Chief Brands Officer of Mattel, Inc., her expertise in marketing, market research and consumer behavior analysis and her service on the board of directors of other publicly-traded companies qualifies her to serve on our Board.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Experience

Mr. Shannon is the retired Chief Financial Officer of Allegion plc (NYSE: ALLE), a global provider of security products and solutions, where he served from 2013 until 2022, following its spinoff from Ingersoll Rand. Prior to his position as Chief Financial Officer at Allegion plc, Mr. Shannon spent 11 years in various leading finance roles at Ingersoll Rand (NYSE: IR) and previously served as Chief Financial Officer of AGCO Corporation (NYSE: AGCO), a global manufacturer and distributor of agricultural equipment, for two years after several years of progressive roles in accounting, international finance and business development. Prior to AGCO, Mr. Shannon was a Senior Auditor for Arthur Andersen LLC. Mr. Shannon serves on the board of directors of Astec Industries Inc. (NASDAQ: ASTE), where he is the Chair of its audit committee and Herc Holdings Inc. (NYSE: HRI). Mr. Shannon received his B.B.A., with a major in accounting, from the University of Georgia and received an M.B.A from Mercer University.

Skills and Qualifications

We believe Mr. Shannon’s roles as Chief Financial Officer of two large, publicly-traded companies with significant manufacturing operations, including his experience overseeing financial reporting, audit and internal controls processes, his extensive experience leading strategy, M&A transactions, capital markets, and finance transformative initiatives resulting in improved digital tools, data analytics, talent development and employee engagement as well as his service on the board of directors of two other publicly-traded company qualifies him to serve on our Board.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Experience

Mr. Hendrix is a former executive, most recently serving as Chief Executive Officer of Interface, Inc. (Nasdaq: TILE) (“Interface”), a global flooring solutions company offering an integrated portfolio of flooring products to customers, from 2001 to 2017, and again from 2020 to 2022. He also served on the board of directors of Interface from 1996 to 2024, including as board chair from 2011 to 2024. Before being promoted to Chief Executive Officer at Interface, Mr. Hendrix served in various finance roles there, ultimately as Chief Financial Officer from 1985 until his promotion to Chief Executive Officer in 2001. Before joining Interface, Mr. Hendrix worked at a national accounting firm. Mr. Hendrix has also served as a director at American Woodmark Corporation (Nasdaq: AMWD) since 2005 and is expected to continue until the completion of the Merger in 2026. Mr. Hendrix received his B.S., with a major in accounting, from Florida State University.

Skills and Qualifications

We believe Mr. Hendrix’s over 30 years of experience in the building products industry, his leadership and finance experience from his public company service as Chief Executive Officer and Chief Financial Officer, and his public company board experience, qualify Mr. Hendrix to serve on our Board.

Note

The appointment of Mr. Hendrix to the MasterBrand Board of Directors is contingent upon, and will happen on the day of, the closing of MasterBrand’s Merger with American Woodmark, which closing is expected to occur in the second calendar quarter of 2026 (such closing may occur before or after the Annual Meeting).

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

CLASS III DIRECTORS — TERMS EXPIRING IN 2028

Experience

Ms. Courage serves as Vice President at Google, leading a user experience and data science team that works on Google’s largest properties. Since taking on this role in 2016, she has led the team through major moments such as the shifts to more natural search through multi-modal input, augmented reality in commerce, and generative AI. Prior to her current role, Ms. Courage led user experience for Google’s Ads business, overseeing the design and research of the full suite of products built for both advertisers and consumers. Before Google, Ms. Courage held numerous user experience leadership positions at DocuSign, Citrix, and Salesforce. Ms. Courage serves on the boards of the California College of Arts and Insight Enterprises (NASDAQ: NSIT), a Fortune 500 enterprise technology company. Ms. Courage holds a B.S. from Memorial University of Newfoundland and a MASc in Industrial Engineering: Human Factors from the University of Toronto.

Skills and Qualifications

We believe Ms. Courage’s experience in management, digital marketing, technology (including generative AI), brand design and user experience at Google and other leading information technology companies and her service on the board of directors of another publicly-traded company qualifies her to serve on our Board.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Experience

Mr. Crisci served as the Chief Financial Officer for Lineage, Inc. (NASDAQ: LINE) from 2023 until his retirement from that role in November 2025. He currently remains at Lineage in an advisory role. Lineage is the world’s largest temperature-controlled warehouse REIT with a network of over 485 strategically located facilities totaling approximately 86 million square feet and approximately 3.1 billion cubic feet of capacity across countries in North America, Europe and Asia-Pacific. In July 2024, Lineage completed the largest REIT IPO of all time, raising $5.1 billion. Mr. Crisci previously served as Chief Financial Officer of Roper Technologies, Inc. (NASDAQ: ROP), an operator of market-leading businesses that design and develop vertical software and technology enabled products, from 2017 until January 2023. Mr. Crisci joined Roper Technologies, Inc. in 2013 as Vice President, Finance and Investor Relations and led the company’s financial planning and analysis and investor relations activities. Prior to joining Roper Technologies, Inc., Mr. Crisci served in various roles across investment banking, consulting and finance. Mr. Crisci’s prior experience includes positions at Morgan Keegan, VRA Partners, Devon Value Advisers and Deloitte & Touche. Mr. Crisci serves on the board of directors of ExamWorks, LLC, a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance, record retrieval, document management and related services. Mr. Crisci holds a B.A. in Economics from Princeton University and an M.B.A. from Columbia Business School.

Skills and Qualifications

We believe Mr. Crisci’s deep experience serving as Chief Financial Officer of two large public companies, including overseeing financial reporting, audit, and internal controls processes, coupled with his extensive experience in financial analysis and investor relations and as an investment banker and consultant primarily focused on industrial markets, including building products, qualifies him to serve on our Board.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Experience

Since 2020, Mr. Perry has been the Founder and Chief Executive Officer of Lead Mandates LLC, an advisory firm that helps organizations improve business and leadership performance. Prior to founding Lead Mandates LLC, from 2004 to 2020, Mr. Perry held several senior positions with Ernst & Young LLP, including serving as Americas Operational Transaction Services Practice Leader and Global Client Service Partner for major Consumer Products accounts. Before joining Ernst & Young in 2004, Mr. Perry held leadership positions with AT Kearney Inc., including co-leading its North America Merger Integration services. Mr. Perry has served on the board of directors of Fortune Brands (NYSE: FBIN) since 2020. Since 2021, Mr. Perry has also served on the board of directors of Equitable Funds, an investment company registered under the Investment Company Act of 1940. Mr. Perry holds a B.S. in Marketing/Quantitative Methods from Babson College and an M.B.A. from Harvard Business School.

Skills and Qualifications

We believe Mr. Perry’s experience as a director of Fortune Brands, providing familiarity with MasterBrand and the cabinets business allows him to provide a valuable industry-specific perspective to our Board. In addition, we believe Mr. Perry’s experience in business integration, stemming from his experiences working as a Global Client Service Partner at Ernst & Young and his extensive experience as a strategic, operational and financial advisor helping to strengthen boards of directors and management teams, qualifies Mr. Perry to serve on our Board.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Experience

Mr. Cogan is a Senior Advisor and Content Operating Executive at Dunes Point Capital in Rye, NY. From 2022 to 2025 he served as Chief Executive Officer of Sonnenman — A Way of Light. Mr. Cogan previously served as Chief Executive Officer of Knoll, Inc. (formerly NYSE: KNL) (“Knoll”), a company that designs, manufactures, markets, and sells high-end commercial and residential furniture, lighting, coverings and accessories, from 2001 to 2021. Mr. Cogan also served on Knoll’s board of directors from 1996 to 2021, including as board chair from 2018 to 2021. He currently serves as board chair at The Rug Company London, UK, a private manufacturer of handmade rugs. In his role at Dunes Point Capital, Mr. Cogan serves on the board of Stanton, a provider of hard and soft surface residential flooring, Kwalu, a designer and manufacturer of senior living and healthcare furnishings and Kravet, the leader in to-the- trade furnishings and textiles. Mr. Cogan served as a director at Interface (Nasdaq: TILE), a global flooring solutions company offering an integrated portfolio of flooring products to customers, from 2013 to 2020, and at American Woodmark Corporation (Nasdaq: AMWD) since 2009 and is expected to continue until the completion of the Merger in 2026. Mr. Cogan received his A.B., with a social studies major, from Harvard University.

Skills and Qualifications

We believe Mr. Cogan’s substantial experience in both residential and commercial manufacturing as well as leadership experience gained during his over 20 years as Chief Executive Officer of Knoll, allows him to bring strategic insight, design and marketing expertise, together with his public company board experience, that qualify Mr. Cogan to serve on our Board.

Note

The appointment of Mr. Cogan to the MasterBrand Board of Directors is contingent upon, and will happen on the day of, the closing of MasterBrand’s Merger with American Woodmark, which closing is expected to occur in the second calendar quarter of 2026 (such closing may occur before or after the Annual Meeting).

DIRECTOR NOMINATION PROCESS

Our Nominating and Governance Committee identifies and carefully considers potential new candidates and makes recommendations to our Board for nominations. The Nominating and Governance Committee uses a third-party national search firm to assist in identifying and assessing candidates. Among other factors, we consider each candidate’s personal and professional responsibilities and skills, experiences, perspectives and qualifications, including those relevant to our industry. Although Messrs. Fracassa, Hendrix and Cogan will be appointed to the Board in accordance with the terms of the Merger Agreement, the Nominating and Governance Committee did consider these factors when considering their nomination to the Board.

The Nominating and Governance Committee will consider director candidates duly recommended by a shareholder in the same manner as all other candidates recommended by other sources. Shareholders may submit director nominees for inclusion in our proxy statement if the shareholder(s) and the nominee(s) meet the requirements in our Bylaws and federal securities laws. See “Submission of Shareholder Proposals or Nominations” below for more information.

BOARD EVALUATIONS

In the spirit of continuous improvement, our Board is committed to regular assessments of itself and its committees. These assessments are designed to help ensure that our Board’s governance and oversight responsibilities are well executed and continuously updated to reflect best practices and our evolving business strategy.

The Board conducts annual self-evaluations overseen by the independent Non-Executive Chair of our Board and our Nominating and Governance Committee. Each director completes a questionnaire evaluating the performance of our Board as a whole and the committees on which the director serves. Directors consider and provide feedback on various issues, including interactions with management, the nature of agenda items, the effectiveness of meetings, Board structure and composition, committee composition and responsibilities, and processes to help ensure open communication. The Board also receives feedback from the CEO and other members of management. The responses are aggregated and anonymized to encourage all participants to respond candidly and to maintain the confidentiality of their responses. The full results are reviewed by the Nominating and Governance Committee and key takeaways are discussed with the full Board, which reviews the results during its meetings.

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PROPOSAL NO. 1: ELECTION OF DIRECTORS

Each Board committee annually conducts an evaluation of its performance. The Board committee evaluations are led by the chair of each committee. Our Board committees also separately review the feedback received for such committee in meetings with the independent directors.

We believe this evaluation process provides our Board and its committees with valuable insight regarding areas where our Board believes it functions effectively as well as areas where our Board can improve.

In response to feedback from the evaluation process, the Board and committees work to improve policies and to enhance Board and committee effectiveness.

Independent Director Meetings

At the end of each Board meeting, our independent directors have the opportunity to meet, both with and without our Chief Executive Officer, to discuss whether the meeting objectives were satisfied and to identify issues that might require additional dialogue. Each of our Board’s standing committees also regularly meets with the independent directors for the same purposes. Our independent Non-Executive Chair presides at executive sessions of the Board and the Board’s independent director sessions.

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Corporate Governance

We are committed to effective corporate governance and high ethical standards. We believe these values are conducive to long-term performance. Our key corporate governance and ethics policies help us manage our business in accordance with the highest standards of business practice and in the best interests of our shareholders.

Our Corporate Governance Principles and committee charters help govern the operation of our Board and its committees. Our Nominating and Governance Committee annually reviews our governance practices, recommending changes to the Board as needed, and relatedly, our Board annually reviews our Corporate Governance Principles and makes changes as needed. In addition, each committee annually reviews their respective committee charters and recommends changes to the Board for approval as necessary. The Corporate Governance Principles and committee charters are updated periodically in response to changing regulatory requirements, evolving practices, engagement with our shareholders and other stakeholders, and otherwise as circumstances warrant.

BOARD LEADERSHIP STRUCTURE

We have separate roles for our independent Non-Executive Chair and our Chief Executive Officer. As described in our Corporate Governance Principles, our Board currently has an independent, Non-Executive Chair, David Petratis, which we believe helps further strengthen our governance structure. Our Board believes this leadership structure provides an effective leadership model for the Company and our Board to help ensure effective independent oversight and foster greater accountability. Our Board also believes that this structure enables our Chair to lead the Board in its oversight and advisory roles and allows our Chief Executive Officer to focus on the management of the Company and developing and implementing our business strategies and objectives. Because the roles of Board Chair and Chief Executive Officer each require significant time and effort, separating the roles enhances the ability of each to discharge each of their respective duties and, as a result, enhances our prospects for success.

However, our Board also believes that no single leadership model is right for all companies or at all times. Depending on the circumstances, other leadership models, such as combining the roles of the independent Non-Executive Chair and Chief Executive Officer, might be appropriate. Our Board periodically reviews its leadership structure and will continue to evaluate and implement the leadership structure that it concludes most effectively supports our Board in fulfilling its responsibilities.

In addition to the leadership of our independent Non-Executive Chair, our independent directors regularly assess the performance of our Chief Executive Officer and provide meaningful feedback and direction to him. We believe our Board provides strong and effective independent oversight of management.

✓	As of the date of this Proxy Statement, 7 out of 8 of our current Board members are independent (including our Non-Executive Chair);
✓	Each member (including the chair) of the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, is independent;
✓	Board and committee agendas are prepared by their independent chairs, based on discussions with directors and recommendations from senior management; and
✓	All directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate.

BOARD OVERSIGHT

Our Board’s Oversight of Risk Management

The Board maintains broad oversight over our risk management processes and enterprise risk, with management responsible for assessing major risks and evaluating options for their mitigation. The Audit Committee assists the Board in its oversight of enterprise risk management. We maintain an enterprise risk management program that supports strategic planning, performance, compliance, and decision making. To that end, we identify, categorize, prioritize, assess, respond to, and monitor risks, escalating as needed. Our Board considers risk topics, such as strategic, competitive, market access, economic, geopolitical, operational, financial, legal, regulatory, information technology, cybersecurity, data privacy and protection, environmental, corporate, business continuity, social and governance compliance, human capital, and reputational risks.

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CORPORATE GOVERNANCE

Our senior management team is charged with managing these risks through internal processes and controls, and the Board receives regular reports regarding these risks from members of our senior management team, as well as additional updates on an as-needed basis.

Our Board annually reviews our enterprise risk management program and addresses new risks as they arise. Additionally, our Board is kept informed of its committees’ risk oversight and other activities through reports by the committee chairs to the full Board, which occur at each regularly scheduled quarterly Board meeting.

Our Board committees also address certain risk areas as described below.

Audit Committee:

The Audit Committee oversees the management of risks related to financial matters, including liquidity and capital resources, particularly financial reporting and disclosure, accounting, and internal controls, as well as risks related to our audit and regulatory functions. In addition, the Audit Committee reviews our strategies, policies and internal controls relating to information technology, data privacy and protection, and cybersecurity. The Audit Committee’s review includes our plans to mitigate cybersecurity risks and to respond to data breaches.

The Audit Committee also oversees our program, policies, and procedures related to operational and compliance risk exposures and the steps management has taken to mitigate, monitor and control such exposures.

Compensation Committee:

The Compensation Committee oversees the management of risks related to our compensation programs, including our annual and long-term incentive programs, clawback policies, insider trading policy, including our conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

Nominating and Governance Committee:

The Nominating and Governance Committee oversees the management of risks relating to health and safety, our corporate sustainability and responsibility program, including initiatives and related risks and their impact on the environment, the community and our associates, the independence of the Board, Board composition, director orientation, continued education, self-evaluations, potential conflicts of interest, and our corporate governance structure.

Management:

Management is primarily responsible for identifying risk and risk controls related to significant business activities and mapping the risks to our strategy. Management is also responsible for developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to manage risk.

Our Board’s Oversight of Strategy

Our Board and its committees are involved in overseeing our corporate strategy, including major business, organizational and transformational initiatives, capital allocation priorities, and any significant acquisitions and other transactions, as well as related integration issues. Our Board regularly engages in discussions regarding our corporate strategy at its Board meetings. Our Board committees oversee elements of our strategy associated with their respective areas of responsibility.

Our Board’s Oversight of Human Capital

We are a values-based organization and believe our strong culture is a true differentiator. At the core of our culture is doing what is right. That culture starts with a tone from the top through our executive officers and other management personnel. Our leadership team is focused on creating a workplace that fosters an environment of teamwork, high performance, ethical behavior and transparency.

Our Board committees oversee elements of our culture associated with their respective areas of responsibility. For instance, the Compensation Committee is kept informed of our associate compensation practices through recurring updates and is responsible for periodically discussing the same with our management and evaluating our performance in the development, implementation, and effectiveness of our policies and strategies. The Audit Committee is responsible for oversight of our ethics and compliance

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CORPORATE GOVERNANCE

program and regularly receives updates on our culture of integrity and the tone set by leaders throughout the organization. The Nominating and Governance Committee is responsible for recruiting and identifying nominees for election as directors to our Board.

Our Board’s Oversight of Succession Planning

Succession planning for our senior leadership positions is critical to our success and helps ensure business continuity. Our Board conducts an annual review of succession plans, including emergency succession plans, for the CEO and key senior leadership positions. Our Board also annually assesses ongoing leadership development for the CEO and other key senior leadership positions. With support from an external leadership consultant, management partnered with the Board to establish a CEO Success Profile that will serve as a go-forward framework for defining the strategic capabilities and leadership competencies required for the role of CEO. The Success Profile, which will be reviewed annually, aligns the Board and senior management on the criteria for identifying the most qualified candidates and informs targeted development planning for internal candidates. Directors become familiar with potential successors for key management positions through periodic interactions, including informal discussions, Board presentations, and formal talent reviews. This process enables the Board to assess the strength of the leadership pipeline, identify development opportunities, and helps ensure continuity of strategy and culture. Our Board also focuses on director succession planning.

Our Board’s Oversight of Cybersecurity and Artificial Intelligence

Cybersecurity risk management is a critical component of our overall enterprise risk management program. We consider cybersecurity to be a key risk, and we prioritize mitigating risks related to cybersecurity matters.

The Audit Committee assists the Board in its oversight of our enterprise risk management program. The Audit Committee reviews our strategies, policies, and internal controls relating to information technology, data privacy, data protection, and cybersecurity. The Audit Committee’s review includes our plans to mitigate cybersecurity risks and to respond to data breaches. Broad oversight is maintained by our full Board.

Our Executive Vice President and Chief Digital and Technology Officer (“CDTO”) is responsible for the oversight of our information security strategy and cybersecurity program. Our Vice President Cyber Security and Infrastructure, who reports directly to our CDTO, is responsible for day-to-day assessment and management of our cybersecurity matters. Our Vice President Cyber Security and Infrastructure oversees a cybersecurity team that focuses on the execution of our cybersecurity program, including cyber defense, as well as risk and compliance matters.

Our Vice President Cyber Security and Infrastructure regularly provides updates on material cybersecurity risks to our CDTO and other members of senior management and provides reports to both the Audit Committee and the Board at least once a year, or more frequently as needed. The Audit Committee reviews and discusses with our management key process and risk indicators, progress on plans to address key risks, and any material changes in threat landscapes or risk posture that could negatively affect our business.

We are committed to the responsible use of AI in our business operations. Our Board is implementing a risk management strategy to oversee the Company’s use of AI and management’s efforts to identify, assess, and mitigate risks associated with AI. As part of this oversight responsibility, the Board will periodically review with management the Company’s AI governance framework, policies, guidelines, and risks related thereto, and the steps the Company has taken to monitor and mitigate such risks.

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CORPORATE GOVERNANCE

BOARD AND COMMITTEE INFORMATION

Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. Our Board has determined that (i) each member of the Nominating and Governance Committee is independent within the meaning of our independence standards, (ii) each member of the Compensation Committee is independent within the meaning of our independence standards and applicable NYSE listing standards and is a “non-employee director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) each member of the Audit Committee is independent within the meaning of our independence standards and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and applicable NYSE listing standards. Each member of the Audit Committee is also financially literate, and Mr. Crisci and Mr. Shannon qualify as “audit committee financial experts.” Each committee has a charter available on our website at masterbrand.com/investors/governance/governance-documents.

During the fiscal year ended December 28, 2025, our Board held thirteen (13) meetings, our Audit Committee held eight (8) meetings, our Compensation Committee held five (5) meetings, and our Nominating and Governance Committee held four (4) meetings. Each director attended at least 75% of all of the meetings of the Board and of those committees on which the director served (in each case, held during the period such director served). The Board has not adopted a formal policy that requires directors to attend our annual meeting of shareholders, although directors are invited and encouraged to attend. All of our then eight directors attended the 2025 annual meeting of shareholders.

Committee Membership during fiscal 2025:

	Audit Committee	Compensation Committee	Nominating and Governance Committee

R. David Banyard, Jr.

Ann Fritz Hackett

David Petratis

Juliana Chugg

Jeffery Perry

Robert Crisci

Patrick Shannon

Catherine Courage

– Chairperson

- Member

Compensation Committee Interlocks and Insider Participation

During 2025 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of MasterBrand, and none of our executive officers served or serves on the compensation committee or board of directors of any company that employed or employs any member of our Compensation Committee or Board.

MASTERBRAND • 2026 PROXY STATEMENT	25

CORPORATE GOVERNANCE

BOARD COMMITTEES

Audit Committee

Members	Key Responsibilities
ROBERT CRISCI (CHAIR)

•

Ensure the integrity of our financial statements, financial reporting process and system of internal controls;

•

Oversee compliance with legal and regulatory requirements;

•

Select and compensate our independent registered public accounting firm;

•

Establish policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm;

•

Engage and evaluate the independence and qualifications of our independent registered public accounting firm;

•

Assess the performance of our independent registered public accounting firm;

•

Review the performance of our internal audit function;

•

Review our strategies, policies and internal controls relating to information technology, data privacy and protection and cybersecurity, including our plans to mitigate cybersecurity risks and to respond to data breaches;

•

Determine procedures for the receipt, retention, and treatment, of complaints received by MasterBrand regarding its accounting, internal controls, and auditing matters; and

•

Determine procedures for confidential, anonymous submission by our associates regarding questionable accounting or auditing matters.

Juliana Chugg
Catherine Courage
Patrick Shannon

Compensation Committee

Members	Key Responsibilities
ANN FRITZ HACKETT (CHAIR)

•

Review and approve the Company’s executive pay philosophy and the related goals and objectives;

•

Approve, maintain and update a group of peer companies with which we compare our executive compensation;

•

Set the CEO’s total compensation and approve the CEO’s performance goals, in consultation with the independent directors;

•

Oversee compensation of executive officers and establish total target compensation;

•

Establish performance goals in connection with our annual incentive and long-term incentive compensation programs;

•

Assess, on an annual basis, and attempt to mitigate risks associated with our compensation programs and practices;

•

Review and discuss the Compensation Discussion and Analysis and compensation-related proposals prepared by management; and

•

Make recommendations to the Board regarding the level and composition of compensation for non-employee directors, including the compensation paid to the independent Non-Executive Chair of the Board.

Juliana Chugg
Jeffery Perry
Patrick Shannon

26	MASTERBRAND • 2026 PROXY STATEMENT

CORPORATE GOVERNANCE

Nominating and Governance Committee

Members	Key Responsibilities

JEFFERY PERRY (CHAIR)

•

Provide recommendations to our Board with respect to the organization and function of the Board and its committees;

•

Recruit, identify and recommend qualified potential director candidates and nominees to serve on the Board and its committees;

•

Review the qualifications and independence of members of the Board and its committees and recommend changes in the composition of the committees;

•

Develop and recommend to the Board a set of corporate governance principles;

•

Oversee the annual performance review process of management and the CEO;

•

Oversee an annual self-evaluation of the Board and its committees; and

•

Oversee our sustainability program, policies, strategies, and performance and related risks.

Ann Fritz Hackett
Catherine Courage
Robert Crisci

SHAREHOLDER OUTREACH

We are committed to healthy and recurrent engagement with our shareholders and consider this critical to achieving our long-term strategic goals. The Board and senior management team welcome and value dialogue with shareholders and intend to foster and encourage engagement with shareholders on an ongoing basis. The Board will generally respond, or cause management to respond, to bona fide communications from shareholders addressed to one or more members of the Board. Shareholders and other interested parties who wish to communicate with the Board or any of its committees or directors should submit their communication to our Secretary through the means described in “Other Information — Communicating with Us” below.

CORPORATE SUSTAINABILITY AND RESPONSIBILITY

Sustainability considerations continue to evolve, and this evolution influences and guides how we conduct our business. We are committed to being a good corporate citizen, including by seeking ways to improve our impact on the environment for future generations, focusing on high safety standards for our associates, fostering a team-based culture, guiding strong ethical governance practices, and giving back to our communities. We believe these practices enhance value and benefit our Company, shareholders and stakeholders.

In June 2025, we published a Corporate Sustainability and Responsibility Report, which showcases the ways we are living our mission to be a leader of sustainability in our industry. We continue to investigate additional ways to positively impact our environment and do what is right for our stakeholders, including shareholders, customers, dealers, supply chain partners, our team members (including our associates and contractors) and the communities in which we live and work. We look forward to sharing our future progress.

Sustainability

Environmental stewardship is a critical part of our core business values. We maintain a Safety & Environmental Stewardship Policy Statement, as well as an Environmental Management Strategy, both of which are available on our website under “Governance Documents.” We focus our environmental philosophy on our desire to do our part to preserve the environment for future generations and our collaboration with professional organizations, customers, suppliers and government agencies that align with our values. Key elements of our program are designed to:

•	Ensure our facilities adhere to all applicable legal and regulatory requirements;
•	Focus on problem solving activities to reduce waste and identify opportunities for reuse and recycling;
•	Embrace and promote sustainable use of natural resources, efficient use of energy and raw materials, and overall minimization of pollution;

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CORPORATE GOVERNANCE

•	Be active corporate citizens in the communities where we operate; and
•	Strive to minimize negative impacts on our environment through continuous improvement.

Further, we are continuing our efforts to determine appropriate steps to positively improve our impact on the environment. This includes, but is not limited to, our approach to wood sourcing, reducing waste, recognizing the importance of sustainability and forest stewardship.

Safety

Protecting the health and safety of our associates is a key tenet of how we conduct our business.

We are committed to ensuring that all of our associates get home safely every day. Our focus includes enhancing process safety, advancing occupational health, eliminating workplace injuries and managing safety risks. This is reflected in our goal of zero safety incidents and through our efforts to create an injury-free workplace.

Our commitment to safety is driving industry-leading results shown below:

BLS stands for Bureau of Labor Statistics

*Data from 2024 to present contains injury totals for the Supreme Cabinetry Brands acquisition.

Talent

We recognize that talent is the cornerstone of our success and a critical component of our initiatives. Accordingly, we focus on associate engagement, a culture of rewards and recognition and a robust talent strategy to provide a consistent experience and help our associates reach their full potential as we continue building great experiences together.

Culture

We believe in a team-based culture and celebrate our team’s wide range of experiences and backgrounds. We believe that attracting and engaging talented associates with diverse experiences and backgrounds enables us to be more innovative and responsive to consumer needs, along with delivering strong performance and growth.

Fostering our team-based culture starts with our Board and our executive team. We believe that reflecting a range of experiences and backgrounds in our Board and executive team is the first step in demonstrating its importance for the rest of our organization to mirror.

Our team-based culture is further strengthened through our associate listening strategy, providing routine dialogue between associates and leaders, leading to meaningful action and driving continuous improvement in our culture.

28	MASTERBRAND • 2026 PROXY STATEMENT

CORPORATE GOVERNANCE

GOVERNANCE

We are committed to exceptional corporate governance that aligns with shareholder interests. Our Nominating and Governance Committee is responsible for overseeing our corporate governance practices, and we actively monitor our practices to ensure we continue to manage our business in accordance with high standards of ethics, business integrity, and corporate governance. The Nominating and Governance Committee receives periodic updates from the Company’s Corporate Sustainability and Responsibility Committee (the “CSR Committee”), a management committee composed of members of senior management and other senior leaders. The CSR Committee manages (a) the development, implementation, and monitoring of the Company’s key corporate, sustainability and responsibility metrics, strategies, policies, and practices and (b) the monitoring, assessing, and addressing of trends, risks, and opportunities with respect to corporate, sustainability and responsibility topics most significant to the Company and its stakeholders.

The following list highlights some of our corporate governance practices and policies.

✓	Majority voting standard for election of directors and resignation policy for directors in uncontested elections
✓	Director overboarding policy
✓	Proxy access rights available to 3-year ownership, 3% shareholders, for up to 20% of the Board
✓	Meetings of independent directors in connection with each regularly scheduled Board and committee meeting
✓	All directors, including our Non-Executive Chair, are independent, except for our CEO
✓	Our Board and committees actively oversee our strategy and enterprise risk management, including sustainability risks, compliance, cybersecurity and human capital management matters
✓	Conflicts of Interest Policy
✓	Safety & Environmental Stewardship Policy Statement
✓	Supplier Code of Conduct
✓	Whistleblower Policy
✓	Code of Ethics for Senior Financial Officers
✓	Annual board and committee self-evaluations
✓	Prohibition on hedging and pledging our securities
✓	Director and executive stock ownership guidelines
✓	Executive compensation driven by pay for performance philosophy
✓	Shareholder engagement program
✓	Clawback policies
✓	All Board Committees — Audit, Compensation, and Nominating and Governance — are composed entirely of independent directors
✓	Code of Business Conduct and Ethics
✓	Human Rights Policy
✓	Anti-Bribery and Anti-Corruption Policy
✓	Privacy Policy
✓	Insider Trading Policy

DIRECTOR INDEPENDENCE

Our Board has established that, for a director to qualify as independent, a director must have no material relationship with MasterBrand (other than as a director), either directly or indirectly, whether personally or as a partner, significant shareholder or officer of an organization that has a material relationship with MasterBrand. In making this determination, our Board considers all relevant facts and circumstances and has adopted the categorical independence standards for directors established in the NYSE listing standards. The policy of the Board is to review the independence of all directors at least annually.

The Nominating and Governance Committee has reviewed the applicable legal and NYSE listing standards for Board and committee member independence. A summary of the responses to annual questionnaires completed by each of the directors and a report of transactions with director-affiliated entities are made to the Nominating and Governance Committee. On the basis of this review, the Nominating and Governance Committee delivers a recommendation to our full Board, which then makes its independence determination.

Our Board has determined that each of our directors, other than Mr. Banyard, is independent of MasterBrand and its management. Mr. Banyard is not independent because he serves as our Chief Executive Officer. Our Board has also determined that each of Messrs. Fracassa, Hendrix and Cogan, who will join the Board on the date of, and contingent upon, the closing of MasterBrand’s Merger with American Woodmark, also are independent of MasterBrand and its management.

In addition to the above standards for director independence, our Board determined that each director who serves on the Audit Committee and Compensation Committee satisfies the additional standards established by the SEC and NYSE, as applicable, for such committee membership.

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CORPORATE GOVERNANCE

RELATED PERSON TRANSACTIONS

Our Board has adopted a written Conflicts of Interest Policy (the “Conflicts Policy”) for the review of any transaction, arrangement, or relationship in which we are a participant and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or their immediate family members), each of whom is referred to as a “related person,” has a direct or indirect material interest. Our Conflicts Policy focuses on conflicts that arise in a variety of contexts, including personal investments, relationships with customers, suppliers, and vendors, mergers and acquisitions, personal relationships, outside employment and board service, gifts, entertainment, loans, and other favors, and political activities.

If a related person proposes to enter into such a transaction, arrangement, or relationship, which is referred to as a “related person transaction,” the related person must report the proposed related person transaction to our Corporate Compliance Committee. The Corporate Compliance Committee generally will present the proposed transaction to the Audit Committee, which will evaluate each related person transaction and determine whether the interest of the related person in the transaction is material. The individuals identified as a “related person” may not participate in any review or analysis of the related person transaction.

There have not been any related person transactions that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

CODE OF BUSINESS CONDUCT AND ETHICS

At MasterBrand, doing what is right is at our core. We act with transparency, honesty, and integrity. We have adopted a Code of Business Conduct and Ethics that applies to all of our associates, including management and our directors. It is available at masterbrand.com/investors/governance/governance-documents by clicking on the “Code of Business Conduct and Ethics” link.

By living up to our Code of Business Conduct and Ethics, we continue on the path to success. Our Code of Business Conduct and Ethics is led by our Corporate Compliance Committee, which is comprised of management personnel. Our Corporate Compliance Committee has authority to interpret, administer, and apply the Code of Business Conduct and Ethics, as well as to review and make recommendations to the Board on changes to the Code of Business Conduct and Ethics.

Our Corporate Compliance Committee is also responsible for (i) overseeing compliance training, communications, auditing, and mentoring; (ii) identifying investigations to be conducted under the supervision of the Corporate Compliance Committee; (iii) interpreting, administering, and applying our conflicts of interest policies; (iv) reviewing, notifying, evaluating, and, when appropriate, undertaking an investigation of whistleblower complaints; and (v) consulting with our Legal Department for interpretations of applicable law. The Corporate Compliance Committee meets regularly to review our compliance efforts, and it reports annually to our Board or to a committee delegated with such responsibility by our Board.

We have also adopted a Code of Ethics for Senior Financial Officers that contains the ethical principles by which our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer are expected to conduct themselves when carrying out their duties and responsibilities. It is available at masterbrand.com/investors/governance/governance-documents by clicking on the “Code of Ethics for Senior Financial Officers” link. Any amendments to or waivers from our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers that are required to be disclosed by applicable SEC rules will also be posted to our website.

30	MASTERBRAND • 2026 PROXY STATEMENT

CORPORATE GOVERNANCE

EXECUTIVE
COMPENSATION
RECOVERY POLICIES
In accordance with SEC and NYSE rules, the Compensation Committee adopted a clawback policy (the “Mandatory Clawback Policy”), effective as of September 6, 2023, applicable to all of the Company’s executive officers and all incentive-based compensation. In the event of an accounting restatement, the Company must, subject to certain exceptions provided for in the SEC and NYSE rules, recover, reasonably promptly, erroneously awarded compensation in amounts determined pursuant to the Mandatory Clawback Policy. Compensation that may be recoverable under the policy includes cash or equity-based compensation for which the grant, payment or vesting (or any portion thereof) is or was predicated upon the achievement of specified financial results that are impacted by the material financial restatement. The amount of compensation that may be impacted by the Mandatory Clawback Policy is the difference between the amount paid or granted, and the amount that should have been paid or granted, if calculated on the restated financials. Recovery under the Mandatory Clawback Policy with respect to an executive officer will not require the finding of any misconduct by such executive officer or such executive officer being found responsible for the accounting error leading to an accounting restatement. Our Mandatory Clawback Policy is filed as an exhibit to our Annual Report on Form
10-K
for the fiscal year ended December 28, 2025.
In addition, the Compensation Committee adopted a Discretionary Clawback Policy, effective December 7, 2023 (the “Discretionary Clawback Policy”). Under the Discretionary Clawback Policy, the Compensation Committee can recover all or a portion of any incentive compensation if the Compensation Committee determines that an individual covered by the Discretionary Clawback Policy (which includes our NEOs) has engaged in misconduct specified in the Discretionary Clawback Policy.
INSIDER TRADING POLICY
We have adopted an insider trading policy (the “Insider Trading Policy”) that prohibits our associates, officers, directors, as well as their respective family members, and any other person whose trading decisions are influenced by such persons, from purchasing, selling, or otherwise transacting in our securities while in possession of material nonpublic information. Our Insider Trading Policy is designed to promote compliance with insider trading laws, rules, regulations, and NYSE listing standards. It generally (i) prohibits insider trading by covered persons, (ii) imposes heightened requirements (including blackout periods) for certain restricted persons, and (iii) imposes special reporting obligations for our directors and executive officers. It is also our policy to comply with all insider trading laws, rules and regulations, and any applicable listing standards when engaging in transactions of our own securities.
CORPORATE GOVERNANCE PRINCIPLES
We have adopted Corporate Governance Principles in accordance with the corporate governance rules of the NYSE, which serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the role of our Board, Board composition, director independence, director selection, qualification and election, director compensation, meetings of the independent directors, key Board responsibilities, evaluation of executives, succession planning, risk management, Board leadership and operation, conflicts of interest, and other information.
OTHER INFORMATION
You can learn more about our corporate governance by visiting masterbrand.com/investors/governance/governance-documents, where you will find our Corporate Governance Principles, each standing Board committee charter, and other corporate governance-related information.
Each of the above documents, along with the MasterBrand Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers, is available in print upon request to our Secretary through the means described in “Other Information — Communicating With Us” below.

MASTERBRAND • 2026 PROXY STATEMENT	31

Non-Employee Director Compensation

Non-Employee Directors receive compensation for their service to our Board. As a MasterBrand associate, R. David Banyard, Jr., our Chief Executive Officer, does not receive compensation for his service as a director.

The Compensation Committee annually reviews the total compensation of our Non-Employee Directors and each element of our Non-Employee Director compensation program. As part of this process, the Compensation Committee evaluates market data provided by its independent compensation consultant, Willis Towers Watson (“WTW”), and makes a recommendation to our Board. Our Board determines the form and amount of Non-Employee Director compensation after reviewing the Compensation Committee’s recommendation.

SUMMARY OF NON-EMPLOYEE DIRECTOR ANNUAL COMPENSATION

Compensation Element	Compensation Amount
All non-employee directors Cash Retainer	$100,000
All non-employee directors Equity Retainer (Restricted Stock Units vesting after one year)(1)	$135,000
Chair of the Audit Committee Fee	$25,000
Chair of the Nominating and Governance Committee and Compensation Committee Fee	$20,000
Board Chair Fee	$150,000

(1)	Directors may defer all or a portion of their Equity Retainer (RSUs) in the form of deferred stock units.

Stock Ownership Guidelines

Our Stock Ownership Guidelines state that directors should hold meaningful equity ownership positions in MasterBrand. From time to time, our Board will assess the equity ownership requirements for Non-Employee Directors. The guideline for the level of MasterBrand stock ownership for Non-Employee Directors is set forth in the table below. All of our directors own MasterBrand equity.

Role	Multiple of Annual Cash Retainer
Non-Employee Director	5x

Newly appointed directors have five years from the date of election or appointment to achieve the guidelines outlined above. To help facilitate this guideline, as described above, a significant portion of Non-Employee Director compensation is made in the form of Company equity. The Compensation Committee reviews shareholdings annually to determine whether our directors and executive officers are meeting the applicable requirements. All of our directors are on track to meet the Stock Ownership Guidelines.

Mr. Banyard, our Chief Executive Officer, is subject to and is compliant with the stock ownership guidelines applicable to our executive officers, as more fully described in “Compensation Discussion and Analysis — Governance and Other Matters — Stock Ownership and Holding Guidelines” below.

32	MASTERBRAND • 2026 PROXY STATEMENT

NON-EMPLOYEE DIRECTOR COMPENSATION

2025 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows information regarding the compensation earned or paid during 2025 to Non-Employee Directors who served on our Board during fiscal year 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David D. Petratis	$237,500	$135,000	$372,500
Ann Fritz Hackett	$120,000	$135,000	$255,000
Jeffery S. Perry	$120,000	$135,000	$255,000
Juliana L. Chugg	$100,000	$135,000	$235,000
Robert C. Crisci	$125,000	$135,000	$260,000
Patrick S. Shannon	$100,000	$135,000	$235,000
Catherine Courage	$100,000	$135,000	$235,000

(1)	Awards to our non-employee directors of restricted stock units generally vest one year after the date of grant.

As of December 28, 2025, our non-employee directors held the following number of restricted stock units: Mr. Petratis (13,069 restricted stock units), Ms. Hackett (13,069 restricted stock units); Mr. Perry (13,069 restricted stock units); Ms. Chugg (13,069 restricted stock units); Mr. Crisci (13,069 restricted stock units); Mr. Shannon (13,069 restricted stock units); and Ms. Courage (13,069 restricted stock units).

As of December 28, 2025, our non-employee directors held the following number of deferred stock units: Mr. Petratis (26,435 shares) and Ms. Hackett (34,815 shares).

MASTERBRAND • 2026 PROXY STATEMENT	33

Executive Officers

This section describes the experience and other attributes, as of April 22, 2026, of our executive officers other than Mr. Banyard, whose biography can be found in “Proposal No. 1: Election of Directors” above. All of our executive officers, except Kurt Wanninger, took their current positions in 2022. Kurt Wanninger took his position on May 7, 2023.

Andrea Simon Executive Vice President and Chief Financial Officer AGE: 50 | OFFICER SINCE: 2022

Andrea Simon, age 50, serves as our Executive Vice President and Chief Financial Officer. Ms. Simon served as Executive Vice President and Chief Financial Officer of Fortune Brands’ Cabinets segment from 2020 until the Separation in 2022. Ms. Simon joined the board of directors of Graco Inc. (NYSE: GGG) in December 2025. Prior to joining Fortune Brands’ Cabinets segment, from August 2019 to September 2020, Ms. Simon was the President of Weir Pressure Control North America of The Weir Group PLC (LON: WEIR) where she had responsibility for designing and executing a profitability turnaround plan of the company’s wellhead and valve business and served as the Vice President of Finance & IT of the Oil & Gas division of The Weir Group PLC from July 2014 to August 2019, where she had responsibility for finance, strategy, IT, real estate and global China sourcing for the Group’s global business. From June 2008 to June 2014, Ms. Simon served in a variety of other progressive positions throughout her time at The Weir Group PLC. Prior to joining The Weir Group PLC, Ms. Simon served as the Director of Internal Audit and Sarbanes-Oxley Compliance and then as the International Products Group Controller for Briggs & Stratton Corporation (former NYSE: BGG).

Skills and Qualifications

Ms. Simon started her career as a CPA performing business assurance services at Arthur Andersen, LLC. Ms. Simon holds a B.S. in Accounting and an M.B.A. from Marquette University.

34	MASTERBRAND • 2026 PROXY STATEMENT

EXECUTIVE OFFICERS

Navi Grewal Executive Vice President and Chief Digital and Technology Officer AGE: 52 | OFFICER SINCE: 2022

Navi Grewal, age 52, serves as our Executive Vice President and Chief Digital and Technology Officer. Ms. Grewal served as Executive Vice President and Chief Digital Officer of Fortune Brands’ Cabinets segment from October 2021 until the Separation in 2022. Prior to joining Fortune Brands’ Cabinets segment, from August 2019 to October 2021, Ms. Grewal was the Global Chief Information Officer and Vice President of Enterprise Customer Experience at DuPont Water and Protection, a division of DuPont de Nemours, Inc. (NYSE: DD), where she led the development of a multi-year strategic information technology strategy, including cross-functional information technology transformation and digital innovation initiatives. From June 2013 to August 2019, Ms. Grewal served as Senior Director of IT – Marketing, Sales and International at Church & Dwight Co., Inc. (NYSE: CHD), a manufacturer of household products, where she led the company’s IT digital transformation and marketing technology initiatives. Prior to joining Church & Dwight Co., Inc., Ms. Grewal held a variety of progressive IT positions over a period of ten years with Campbell Soup Company (NYSE: CPB).

Skills and Qualifications

Ms. Grewal holds a Bachelors of Engineering from Dr. B R Ambedkar National Institute of Technology, Jalandhar, India and attended CIO Leadership Workshop from Columbia University.

MASTERBRAND • 2026 PROXY STATEMENT	35

EXECUTIVE OFFICERS

Andrean Horton Executive Vice President and Chief Legal Officer and Secretary AGE: 52 | OFFICER SINCE: 2022

Andrean Horton, age 52, serves as our Executive Vice President and Chief Legal Officer and Secretary. Ms. Horton served as Executive Vice President and Chief Legal Officer of Fortune Brands’ Cabinets segment from September 2022 until the Separation. Prior to joining Fortune Brands’ Cabinets segment, from September 2021 to August 2022, Ms. Horton was a Partner and Chief Legal Officer of Dealer Tire Holdings, LLC, an international distributor of tires and accessories, where she led the legal team and was responsible for the organization’s general and commercial legal matters. Prior to Ms. Horton’s time at Dealer Tire, she served as Executive Vice President, Chief Legal Officer and Secretary at Myers Industries, Inc. (NYSE: MYE) from October 2018 to June 2021 where she led the company’s legal department and also served as Interim President and Chief Executive Officer from October 2019 to April 2020 during a period of leadership transition. Prior to Ms. Horton’s time at Myers Industries, Inc., from December 2010 to August 2018, she worked at A. Schulman, Inc., a manufacturer and supplier of plastic compounds and resins (former NASDAQ: SHLM) where she held various positions in its legal department, including serving as Executive Vice President, Chief Legal Officer and Secretary from August 2016 to August 2018. Prior to that, Ms. Horton held various leadership roles, including Vice President, Legal and Regulatory Compliance with YRC Worldwide, Inc. and General Counsel & Corporate Secretary at The Bartech Group, Inc.

Skills and Qualifications

Ms. Horton holds a B.A. in Political Science from the University of Michigan and a J.D. from Case Western Reserve University School of Law.

Bruce Kendrick Executive Vice President and Chief Human Resources Officer AGE: 60 | OFFICER SINCE: 2022

Bruce Kendrick, age 60, serves as our Executive Vice President and Chief Human Resources Officer. Mr. Kendrick served as Executive Vice President of Human Resources of Fortune Brands’ Cabinets segment from March 2018 until the Separation in 2022. Prior to joining Fortune Brands’ Cabinets segment, from 2015 to March 2018, Mr. Kendrick was Vice President of Human Resources at ContiTech USA, Inc., a division of Continental AG, a manufacturer of highly engineered rubber, elastomer and technical solutions for industrial and automotive markets globally, where he had responsibility for human resources for the Americas region. Prior to Mr. Kendrick’s time at ContiTech USA, Inc., he held a variety of human resource leadership roles in companies such as Goodyear and Veyance Technologies.

Skills and Qualifications

Mr. Kendrick holds a B.S. in Business Administration with a concentration in Human Resources from Nebraska Wesleyan University.

36	MASTERBRAND • 2026 PROXY STATEMENT

EXECUTIVE OFFICERS

Kurt Wanninger Executive Vice President and Chief Operations Officer AGE: 66 | OFFICER SINCE: 2023

Kurt Wanninger, age 66, has served as Executive Vice President and Chief Operations Officer since 2023. From 2020 to 2023, he held the role of Executive Vice President and General Manager of Stock Operations at MasterBrand. He has held progressive leadership roles throughout his twenty-five year career in the cabinet industry. Mr. Wanninger has worked for MasterBrand twice in his career. Initially, he served as the Executive Vice President of Operations leading the supply chain for six years prior to leaving to join Norcraft Companies. At Norcraft, he was President of Mid Continent Cabinetry, a division of Norcraft for nine years. After the acquisition of Norcraft by MasterBrand, Mr. Wanninger held the position of Norcraft Companies President, Executive Vice President of Semi-Custom Operations. Mr. Wanninger also served as General Manager for Electrolux in their Laundry and Outdoor Products divisions. Early in his career, Mr. Wanninger spent eighteen years as a tier one supplier to the automotive industry in various levels of responsibilities from Supervisions, Safety, Human Resources to General Management.

Skills and Qualifications

Mr. Wanninger holds an AS in operations management from Iowa Western and a B.S. in business administration from Bellevue University.

Mark Young Vice President and Chief Accounting Officer AGE: 49 | OFFICER SINCE: 2022

Mark Young, age 49, serves as our Vice President and Chief Accounting Officer. Mr. Young served as Vice President, Accounting of Fortune Brands’ Cabinets segment, MasterBrand Cabinets, LLC (“MBC LLC”) from June 2022 until the Separation. Prior to joining MBC LLC, from July 2019 to May 2022, Mr. Young was Vice President and Chief Accounting Officer of Cooper Tire & Rubber Company (former NYSE: CTB), where he had responsibility for SEC reporting and the global accounting function and served as Director of External Reporting from February 2015 to July 2019 as the company’s principal accounting officer. From July 2010 to February 2015, Mr. Young served as Manager of Financial Accounting at Cooper Tire & Rubber Company. Prior to joining Cooper Tire & Rubber Company, Mr. Young worked for Ernst & Young LLP for 11 years, where he was Senior Manager for the two years prior to his departure.

Skills and Qualifications

Mr. Young holds a B.A. in Accounting from the University of Toledo and is a Certified Public Accountant.

MASTERBRAND • 2026 PROXY STATEMENT	37

Proposal No. 2: Advisory Resolution to Approve Executive Compensation of the Company’s Named Executive Officers

Pursuant to Section 14A of the Exchange Act and the related rules of the SEC, the Company seeks your vote to approve, on an advisory basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote). At our annual meeting of shareholders in 2023, a majority of our shareholders voted, consistent with the recommendation of our Board, to hold an annual say-on-pay vote. This annual say-on-pay vote will continue unless our shareholders vote, at our annual meeting of shareholders in 2029, to approve a different frequency of say-on-pay voting. The Board believes that an annual say-on-pay vote allows our shareholders to provide us with regular, direct input on our executive compensation philosophy, policies and practices as disclosed in our annual proxy statement, and is consistent with our practice of recurrent engagement with our shareholders on our performance, long-term strategy, governance, and other related matters.

As described in detail under the heading “Compensation Discussion and Analysis” in this Proxy Statement, we seek to link a significant portion of executive officer compensation with the Company’s performance. The Company’s compensation programs are designed to reward the Company’s executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking. We seek to align our executive compensation program with the long-term interests of shareholders. The Company urges you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on executive compensation programs, including compensation philosophy and objectives and the compensation of named executive officers during fiscal year 2025.

The vote on this proposal is not intended to address any specific element of compensation. The vote relates to all compensation relating to the Company’s named executive officers, as described in this Proxy Statement. The vote is advisory and is not binding on the Company, the Board, or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions and policies regarding the Company’s executive officers.

Accordingly, the Board and management ask shareholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

The next “say-on-pay” advisory vote will occur at our 2027 annual meeting.

Recommendation of the Board The Board unanimously recommends a vote “FOR” approval of the executive compensation of the Company’s named executive officers.

38	MASTERBRAND • 2026 PROXY STATEMENT

Compensation Discussion and Analysis

Our management team comprises individuals with the expertise and experience to drive our strategy. We believe their attributes are key to our success, including:

•	Strong manufacturing experience
•	A mix of industry veterans and executives from related industries
•	Experience in business transformation, growth, and fostering a winning culture
•	Strong industry and market knowledge

This Compensation Discussion & Analysis (“CD&A”) describes MasterBrand’s executive compensation program and explains how the Compensation Committee made compensation decisions for the following NEOs in 2025:

•

R. David Banyard, Jr., President, Chief Executive Officer and Director

•

Andrea Simon, Executive Vice President and Chief Financial Officer

•

Navi Grewal, Executive Vice President and Chief Digital and Technology Officer

•

Andrean Horton, Executive Vice President and Chief Legal Officer and Secretary

•

Kurt Wanninger, Executive Vice President and Chief Operations Officer

2025 Performance Highlights

Fiscal 2025 tested our industry and our organization, and our teams responded with focus and discipline. Despite challenging market conditions, we outperformed the market and delivered free cash flow in excess of net income in 2025. Demand across the home products market declined and cost pressures persisted, but we executed on pricing and synergy initiatives and stayed focused on the fundamentals that matter most in a downturn: cash, liquidity, leverage management, and operational continuity. While profitability and earnings declined year over year, management actions helped us remain resilient through the cycle and preserve flexibility for the future.

During the year, the Compensation Committee evaluated performance based on how well management navigated market headwinds, protected the balance sheet, and positioned the Company to accelerate when demand improves.

Our incentive programs are performance driven, with outcomes determined by pre-established metrics and a consistent adjustment framework intended to measure underlying operating performance. For fiscal 2025, the Annual Incentive Plan (“AIP”) paid at 100% of target, and the 2023–2025 Performance Share Awards (“PSA”) paid at 170% of target.

The AIP uses two equally weighted measures, Adjusted Diluted Earnings per Share and Free Cash Flow as a Percent of Net Sales. In 2025, cash flow performance exceeded the plan’s maximum level while Adjusted Diluted Earnings Per Share was below threshold; with the two metrics weighted equally at 50 percent each, the overall AIP result was 100% of target. This result reflects the plan’s balanced design, which places equal weight on earnings and cash discipline. The Compensation Committee did not apply discretion to increase payouts beyond the formula. Adjusted Diluted Earnings per Share and Free Cash Flow as a percent of Net Sales are non-GAAP financial measures. Refer to Appendix A for a definition of Non-GAAP measures referenced, and a reconciliation to the most directly comparable GAAP measures.

The 2023–2025 PSAs were based on three-year cumulative Adjusted EBITDA and three-year average Adjusted ROIC. Performance over the full three-year period exceeded target levels, resulting in a 170% payout based on the plan’s pre-established performance results. The Compensation Committee did not apply discretion to increase payouts beyond the formula. Adjusted EBITDA and Adjusted ROIC are non-GAAP financial measures. Refer to Appendix A for a definition of Non-GAAP measures referenced, and a reconciliation to the most directly comparable GAAP measures.

The Compensation Committee considers shareholder perspectives, including the results of say-on-pay votes, when evaluating our executive compensation program. At last year’s annual meeting, the advisory vote on executive compensation received the approval of 97% of shares voted, reflecting strong shareholder support for our approach. Our compensation program, with well-defined financial targets, is designed to align executive rewards with Company performance and shareholder interests over the long term.

In August 2025, we also announced the Merger with American Woodmark, which we believe can strengthen our long-term growth profile (subject to regulatory clearance and other closing conditions). The Compensation Committee views continuity and disciplined execution as especially important as we manage the cycle and prepare for a large scale integration.

MASTERBRAND • 2026 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy of the Executive Compensation Program

MasterBrand’s executive compensation program is designed to reward the achievement of both short-term and long-term strategic and operational goals, ultimately leading to the creation of sustainable long-term shareholder value. The program is structured to:

•	Attract, retain, and motivate superior talent
•	Align management and shareholder interests
•	Create and reinforce a pay for performance culture
•	Incentivize performance without encouraging excessive risk
•	Recognize the cyclical nature of our business

Compensation Program Highlights

Our compensation programs are designed to pay for performance, align management’s interests with shareholders, and attract, motivate, and retain superior talent. The Compensation Committee believes our program incentivizes performance by providing significant “at-risk” compensation, utilizing both short and long-term incentives tied to Company performance, and balancing fixed (base salary) and variable (cash and equity) compensation. The material components of our 2025 executive compensation program are summarized in the following chart:

Pay Element	Purpose and Fiscal Year 2025 Performance Metrics

Base Salary	Fixed level of cash compensation designed to attract and retain talent
Annual Incentive Plan

Variable cash compensation tied to the achievement of annual financial and operating performance objectives.

For 2025, the performance metrics were:

•

Adjusted Diluted Earnings per Share (50% weighting)

•

Free Cash Flow as a Percent of Net Sales (50% weighting)

Long-Term Equity Awards

Variable equity compensation composed of two equity vehicles, allocated equally, each designed to focus management on enhancing long-term shareholder value:

•

Performance Share Awards (“PSAs”) granted with a three-year performance period. The performance metrics for the 2025-2027 performance period were:

•

3-year cumulative Adjusted EBITDA (50% weighting)

•

3-year average Adjusted ROIC (50% weighting)

•

Time-based Restricted Stock Units (“RSUs”), which vest in three equal annual installments, beginning on the first anniversary of the grant date

40	MASTERBRAND • 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PRACTICES

In addition to the strong alignment of pay with our performance, we maintain sound governance practices, including the following:

What We Do
What We Do Not Do

•

Pay for performance. Balance short-and long-term strategic objectives and directly link compensation to shareholder value.

•

Maximum payouts on incentives awards. Under the AIP and PSA, payouts are capped at 200% of target.

•

Double-trigger on change in control severance. Severance payments and benefits are payable upon a change in control only if there is also a qualifying termination of employment. Our equity award agreements also include double-trigger provisions.

•

Mandatory and discretionary clawback policies. The Company is required to recover all or part of incentive compensation under the mandatory policy when a triggering event occurs. Additionally, the Company may seek recovery under the discretionary policy in certain other circumstances.

•

Robust stock ownership. NEOs and senior management are subject to robust stock ownership guidelines.

•

Independent compensation consultant. The Compensation Committee retains an independent compensation consultant who advises the Compensation Committee on executive compensation matters.

•

No employment contracts. NEOs are employees “at will.” The Company does not have employment contracts with any of its NEOs or other executive officers.

•

No hedging or pledging. Directors, NEOs and other executives are prohibited from hedging, pledging or otherwise engaging in derivative transactions designed to offset a decrease or increase in the market value of the Company’s stock.

•

No repricing of stock options. Stock options are never backdated or issued with below-market prices. Repricing of underwater stock options without shareholder approval is prohibited.

•

No excessive perquisites. Perquisites are limited to executive health program, cybersecurity privacy protection and other benefits generally available to associates, such as the management cabinet purchase program. The CEO has limited personal use of Company aircraft, subject to reimbursement obligations.

•

No tax gross-ups. NEOs are not entitled to tax gross ups in the event of a change in control or for perquisites.

MASTERBRAND • 2026 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

Role of Shareholders

We are committed to engaging with our shareholders on various corporate governance topics. Our Compensation Committee continues to consider shareholder perspectives and the results of say-on-pay votes when reviewing our executive compensation program. At last year’s annual meeting, the proposal for advisory approval of executive compensation was approved by 97% of the shares voted. The Compensation Committee views this strong level of support as an endorsement of our compensation programs and did not make any changes to the executive compensation program in response to the vote.

For more information about our shareholder engagement efforts, see “Corporate Governance — Shareholder Outreach” on page 27.

Compensation Committee’s Purpose and Duties

The purpose of our Compensation Committee is to fulfill the Board’s responsibilities related to the compensation of our NEOs and other executive officers. The goal is to ensure that our executives are compensated in line with competitive practices, company performance, and individual performance and aligned with shareholders’ interests. The Compensation Committee also oversees the development of our compensation principles and philosophy.

Compensation Committee’s Use of an Outside Consultant

The Compensation Committee directly retains WTW as its independent compensation consultant to provide advice, recommendations, and executive compensation market data. WTW reviews and advises on our compensation policies, peer group, market trends, and regulatory updates. Additionally, WTW performs a compensation risk assessment. The Compensation Committee has determined that WTW is independent and its work for the Company does not raise any conflicts of interest.

Process for Benchmarking Compensation

The Compensation Committee follows a thorough annual process to determine the pay for NEOs and other executive officers. This process ensures that executive compensation aligns with company performance, strategic goals, and shareholder interests. WTW provides market data from surveys and compensation peer group benchmarks to help set the total compensation package, which includes base salary, annual bonus, and equity awards. The Board reviews and approves the CEO’s compensation recommended by the Compensation Committee, while the Compensation Committee reviews and approves the pay for other executives recommended by the CEO.

We aim to position target total direct compensation, which includes base salary, annual bonus target, and equity, at the median of market data. However, actual compensation may vary based on individual performance, experience, role criticality, and company performance.

Compensation Peer Group

The peer group MasterBrand uses to benchmark compensation consists of companies that align with our business model and talent needs. Key factors considered to determine our peer group include industry, revenue, and market capitalization. The peer group is reviewed annually to ensure it remains relevant to our competitive landscape. When companies significantly change in size or are acquired, they may no longer provide meaningful compensation comparisons. As a result, these companies are removed, and new peers are selected based on our criteria. This process ensures our compensation decisions are aligned with current market practices. The Compensation Committee made no changes to our peer group in 2025. The Committee will review the peer group following close of the American Woodmark Merger to ensure it remains appropriate.

42	MASTERBRAND • 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

MasterBrand Peer Group

•	Allegion Plc
•	Armstrong World Industries, Inc.
•	American Woodmark Corporation
•	The AZEK Company Inc.
•	Carlisle Companies Incorporated
•	Griffon Corporation
•	HNI Corporation
•	James Hardie Industries plc
•	JELD-WEN Holding, Inc.
•	La-Z-Boy Incorporated
•	Leggett & Platt, Incorporated
•	Masco Corporation
•	MillerKnoll, Inc.
•	Patrick Industries, Inc.
•	RH
•	Sleep Number Corporation
•	Steelcase Inc.
•	Somnigroup International, Inc.

2025 NEO COMPENSATION

Types and Amounts of NEO Compensation Awarded in 2025

We provided our NEOs with a mix of base salary, annual incentive, and equity compensation. A large part of this compensation is at risk because it depends on achieving performance goals, including financial and capital efficiency measures and share price performance through equity value.

The charts below show the different parts of the 2025 annual target compensation, including the mix of short-term and long-term incentives, and the amount of pay-at-risk for the CEO and the average for the other NEOs.

BASE SALARY

Base salaries provide a fixed level of compensation to attract and retain our NEOs. The Compensation Committee reviews and sets each NEOs base salary annually based on role scope, relevant experience, individual performance, and market data.

The following table presents the base salaries for each NEO for 2025, effective as of March 31, 2025.

Named Executive Officer	2025
R. David Banyard, Jr.	$1,055,000
Andrea Simon	$575,000
Navi Grewal	$500,000
Andrean Horton	$504,700
Kurt Wanninger	$530,000

ANNUAL INCENTIVE PLAN

The AIP promotes a pay for performance culture by focusing on our annual financial and operational results. The AIP sets performance targets as a percentage of base salary for each NEO, with levels determined based on role, market data, and individual performance.

MASTERBRAND • 2026 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

Following its annual review of compensation, market benchmarking and individual performance, the Compensation Committee approved AIP target opportunities for each NEO. These targets are intended to align with market practices and support the attraction, retention, and motivation of executives. The AIP target as a percentage of base salary for our NEOs were as follows:

Named Executive Officer	2025 Target
R. David Banyard, Jr.	125%
Andrea Simon	75%
Navi Grewal	70%
Andrean Horton	70%
Kurt Wanninger	70%

In structuring the AIP for 2025, the Compensation Committee maintained the two performance measures used in the prior year, Adjusted Diluted Earnings Per Share and Free Cash Flow as a percent of Net Sales, weighted equally at 50 percent each. The Compensation Committee believes this balanced approach appropriately reflects both profitability and cash generation and helps ensure that performance in any single area does not disproportionately influence incentive outcomes.

For purposes of the AIP, Adjusted Diluted Earnings per Share and Free Cash Flow are evaluated based on underlying operating performance, using definitions established at the beginning of the performance period. Both measures exclude certain pre-defined items, such as restructuring and restructuring-related charges, acquisition-related costs, and certain externally driven impacts resulting from changes in trade policy, as well as other items that could introduce volatility unrelated to management’s execution. These exclusions are applied consistently and are not modified during the year. In determining 2025 incentive outcomes, the Compensation Committee did not apply discretion beyond the plan’s established framework. The Compensation Committee believes this approach provides a clearer and more comparable assessment of performance while maintaining alignment with the Company’s long-term objectives.

The Compensation Committee sets challenging performance goals using the Company’s annual operating plan and a Monte Carlo statistical analysis, which assesses the probability of achieving various performance outcomes and informs the calibration of threshold, target, and maximum performance levels. In setting these goals, the Compensation Committee also considers historical performance, expected market conditions, the Company’s three-year operating plan, key operating assumptions including pricing, productivity initiatives, and cost trends, and market practices reviewed with the Company’s independent compensation consultant. Target payout levels reflect expected achievement of the annual operating plan, while maximum payout levels require results that materially exceed plan expectations.

The table below shows the financial performance measures for the 2025 awards and the actual performance results:

2025 AIP Performance Goals and Results
Performance Levels and Goals				Results and Awards
Performance and Weighting Metric	Minimum Performance	Target Performance	Maximum Performance	AIP Performance	Payout Percent of Target
Adjusted Diluted Earnings per Share* (50%)	$1.18	$1.48	$1.74	$0.90	0%
Free Cash Flow as a percent of Net Sales* (50%)	4.8%	6.1%	7.1%	7.4%	200%
		Total Weighted Score:			100%

*

Adjusted Diluted Earnings per Share and Free Cash Flow as a percent of Net Sales are non-GAAP financial measures. Refer to Appendix A for definitions of the non-GAAP measures referenced and reconciliations to the most directly comparable GAAP measures.

The annual incentive award payments to each NEO for 2025:

Named Executive Officer	2025 Cash Incentive Paid
R. David Banyard, Jr.	$1,318,750
Andrea Simon	$431,250
Navi Grewal	$350,000
Andrean Horton	$353,290
Kurt Wanninger	$371,000

44	MASTERBRAND • 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

LONG-TERM EQUITY AWARD PROGRAM

Long-term equity compensation supports a pay for performance culture and aligns management’s interest with those of our shareholders. The long-term equity program provides grants of RSUs and PSAs to our NEOs.

Target award values are based on grant date fair value, with allocation determined by role, market data, individual performance, and internal equity. The mix of equity awards is designed to balance performance-based incentives with retention and long-term alignment.

Following its annual review of compensation and individual performance, the Compensation Committee approved equity awards for the NEOs. The Compensation Committee’s decisions reflect its objective to align compensation with performance, support retention, and maintain competitive market positioning.

The table below highlights the total value of equity awards granted to each of our NEOs:

Named Executive Officer	2025
R. David Banyard, Jr.	5,000,000
Andrea Simon	1,300,000
Navi Grewal	750,000
Andrean Horton	650,000
Kurt Wanninger	500,000

Performance Share Awards

Performance Share Awards (“PSAs”) are designed to align executive compensation with long-term shareholder interests by linking payout opportunities to sustained financial performance and disciplined capital allocation over a three-year performance period.

The 2025–2027 PSAs are based on two performance measures, three-year cumulative Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) and three-year average Adjusted ROIC, weighted equally at 50 percent each. The Compensation Committee believes these measures together emphasize consistent earnings generation and efficient use of capital, which are key drivers of long-term shareholder value.

For purposes of the PSAs, Adjusted EBITDA and Adjusted ROIC are evaluated using definitions established at the beginning of the performance period and are intended to reflect underlying operating performance. Both measures exclude certain pre-defined items, such as restructuring and restructuring-related charges, acquisition-related costs, gains or losses on asset sales, externally driven cost impacts resulting from changes in trade policy, and other infrequent or unusual items, consistent with the Company’s adjustment framework. These definitions and exclusions are applied consistently throughout the performance period and are not modified after performance goals are established. The Compensation Committee does not apply discretion to adjust PSA outcomes beyond the application of these pre-defined adjustments. The Compensation Committee believes this approach provides a clearer and more consistent assessment of sustained operating performance and capital efficiency over the three-year performance period.

The Compensation Committee uses a rigorous goal-setting process to establish challenging performance targets and payout ranges for the PSAs, grounded in the Company’s long-term strategic plan. In setting performance goals, the Compensation Committee considered expected growth in the home products market, the Company’s three-year operating plan, key assumptions related to share gains, pricing, material inflation, and productivity initiatives, as well as market practices and input from the Company’s independent compensation consultant. Target performance levels reflect expected execution under the long-term plan, while maximum performance levels require results that exceed expected market growth and demonstrate superior long-term performance.

The 2023–2025 PSA performance period concluded at the end of fiscal year 2025. Over the three-year cycle, the Company delivered earnings generation and disciplined capital deployment that exceeded performance expectations.

MASTERBRAND • 2026 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

The table below summarizes the performance measures for the 2023–2025 PSAs and the Company’s actual results.

2023-2025 PSA Performance Goals and Results
Performance Levels and Goals				Results and Award
Performance and Weighting Metric	Minimum Performance	Target Performance	Maximum Performance	2023-2025 PSA Performance	Payout Percent of Target
Three-Year Cumulative Adjusted EBITDA* (50%)	$794.4	$1,012.2	$1,099.1	$1,046.8	140%
Three-Year Average Adjusted ROIC* (50%)	7.4%	10.0%	11.1%	11.4%	200%
			Total Weighted Score:		170%

*

Adjusted EBITDA and Adjusted Return on Invested Capital are non-GAAP financial measures. Refer to Appendix A for definitions of the non-GAAP measures referenced and reconciliations to the most directly comparable GAAP measures.

The 2023-2025 PSA awards for each NEO:

Named Executive Officer	Target PSAs	Payout %	2023-2025 PSA Shares Awarded
R. David Banyard, Jr.	191,339	170%	325,277
Andrea Simon	46,576	170%	79,179
Navi Grewal	27,694	170%	47,080
Andrean Horton	32,729	170%	55,639
Kurt Wanninger	25,176	170%	42,799

Restricted Stock Units

RSUs promote leadership retention and align the interests of our executives with those of our shareholders. In 2025, 50% of our long-term incentive value was delivered through RSUs. These units vest in equal installments over three years, beginning on the first anniversary of the grant date. This vesting schedule encourages our executives to remain with the Company and contribute to its long term success.

OTHER BENEFITS

Retirement

Associates of MasterBrand, including the NEOs, are generally eligible for retirement benefits through the MasterBrand, Inc. Retirement Savings Plan (the “Qualified Savings Plan”) for salaried associates, a tax-qualified defined contribution 401(k) plan. We believe that the Qualified Savings Plan’s benefits are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market.

Perquisites

MasterBrand offers a limited number of perquisites to our NEOs. They participate in the cybersecurity and executive physical programs to ensure their personal security, as well as to maintain their overall health and well-being, which in turn supports their ability to lead effectively. Under the oversight of the Committee, Mr. Banyard has limited use of our corporate aircraft, and any personal use incurs taxable income, calculated according to Standard Industry Fare Level rates. We do not gross-up any income owed for personal travel on our corporate aircraft. Additionally, the NEOs participate in broad-based plans available to all associates, such as the management cabinet purchase program. These perquisites are reflected in our Summary Compensation Table.

Severance and Change in Control Agreements

MasterBrand provides severance benefits if an executive’s employment is terminated by MasterBrand for reasons other than disability or cause, or by the executive for good reason. Each NEO has a severance and change in control agreement “Severance Agreements” in place.

46	MASTERBRAND • 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

All Severance Agreements include “double-trigger” change in control provisions, which provide for enhanced severance if there is a qualifying termination of employment in connection with a change in control. This means that enhanced severance is only provided if there is both a change in control of the Company and a qualifying termination of employment (termination by the Company without cause or by the NEO for good reason). The NEOs are not entitled to any tax gross-ups under the Severance Agreements, including those related to change in control excise taxes.

For the CEO, severance pay includes 24 months of base pay plus 2x the target annual bonus for the year of termination. This amount increases to 36 months of base pay plus 3x the target annual bonus in the event of a change in control.

For other NEOs, severance pay includes 12 months of base pay plus the target bonus for the year of termination. This amount increases to 24 months of base pay plus 2x the target annual bonus in the event of a change in control.

Additionally, all NEOs are entitled to a prorated payment under the Annual Incentive Plan, based on actual performance and the time worked during the performance period.

All NEOs, including Mr. Banyard, receive extended coverage under health, life, and accident insurance plans consistent with the severance benefit amount, 12 months of outplacement benefits, and a Company match to the 401(k) plan.

The Severance Agreements require NEOs to sign a release of legal claims in favor of MasterBrand to receive any severance payments and benefits. The Severance Agreements provide that severance may be reduced to the extent necessary to avoid the imposition of an excise tax under Code Section 280G (but only if the reduced amount would be greater than the net after-tax amount of severance benefits, considering payment of the excise tax by the executive). The Severance Agreements contain various restrictive covenants, including a 12-month non-competition restriction for terminations that do not occur within 24 months following a change in control and a 12-month non-solicitation provision.

Please refer to the “2025 Potential Payments Upon Termination or Change in Control” table on page 54 below for further details regarding the Severance Agreements.

GOVERNANCE AND OTHER MATTERS

Executive Compensation Recovery Policies

The Company has a Mandatory Clawback Policy. If there is an accounting restatement, the Company must recover any wrongly awarded compensation, as required by SEC and NYSE rules. This includes cash or equity-based compensation that was based on financial results affected by the restatement. The amount to be recovered is the difference between what was paid and what should have been paid based on the updated financials. This recovery does not require finding any misconduct by the executive officer.

The Company also has a Discretionary Clawback Policy. Under this policy, the Compensation Committee can recover compensation if they determine that an executive officer has engaged in specified misconduct.

Employment Agreements

We do not have employment agreements with any of our NEOs. We do not provide excise tax payments, reimbursements, or gross-ups to any of our NEOs.

Executive Stock Ownership and Holding Guidelines

Our Board has set stock ownership guidelines for management to promote long-term shareholder value and keep them focused on both short- and long-term goals. The required stock ownership levels are based on a multiple of the annual base salary as reflected in the table below.

Position	Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer	3x
Executive Vice President	3x
Senior Vice President	1x
Vice President	1x

MASTERBRAND • 2026 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

New executives have five years to meet these guidelines. The shares that count towards meeting the guidelines include:

•	Shares owned by the executive, their spouse, and dependent children living at home
•	Restricted Stock and RSUs not yet vested
•	Shares in our 401(k) plan
•	Shares in our nonqualified deferred compensation plan

Until they meet the ownership level, executives must hold 50% of the net shares received from the vesting of RSUs or PSAs. Net shares are those remaining after paying taxes and other costs.

All of our NEOs meet the stock ownership guidelines, as of the date of the Proxy Statement.

Tax Deductibility of Compensation Expense

The Compensation Committee considers tax and accounting rules when designing executive compensation programs. While the Compensation Committee is mindful of the benefits of tax deductibility, it believes that compensation and benefits decisions should be in the best interest of our Company and its shareholders, rather than tax policy.

Pursuant to IRS Code Section 162(m), no tax deduction is allowed for applicable employee remuneration with respect to any covered employee to the extent that the amount of such remuneration for the taxable year with respect to such employee exceeds $1,000,000.

The Compensation Committee also considers the impact of Section 409A. Our executive plans and programs are designed to comply with this section to avoid potential adverse tax consequences from non-compliance.

Equity Granting Policy

We do not grant equity awards in anticipation of the release of material nonpublic information. No stock options were granted by the Company in 2025 and the Company has no plans to grant stock options in the future.

COMPENSATION RISK OVERSIGHT

We monitor the risks associated with our compensation programs and individual executive compensation decisions on an ongoing basis. In 2025, WTW conducted an annual compensation risk assessment.

The Compensation Committee reviewed WTW’s risk assessment and determined that the compensation programs are unlikely to create a material adverse effect on MasterBrand. The Company utilizes compensation features designed to mitigate risk:

•	Multiple and diverse performance metrics in incentive plans;
•	Upside on payout potential is capped for both short-term and long-term incentives;
•	Multiple long-term incentive vehicles, with Performance Share Awards that have overlapping three-year performance cycles;
•	The majority of an individual’s total compensation mix is not derived from a single component of compensation; and
•	Stock ownership guidelines and a policy prohibiting hedging and pledging of Company stock.

As described in this Proxy Statement, compensation decisions are made using a combination of objective and subjective considerations designed to mitigate excessive risk taking by executives.

Compensation Committee Report

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of MasterBrand under the Securities Act or the Exchange Act, this section entitled “Compensation Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” section be incorporated by reference into MasterBrand’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, and included in this Proxy Statement.

Respectfully submitted, Ann Fritz Hackett (Chair) Juliana Chugg Jeffery Perry Patrick Shannon

48	MASTERBRAND • 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION TABLES

The following table summarizes compensation awarded to, earned by and/or paid to our NEOs during 2025, 2024 and 2023, as applicable.

2025 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year A	Salary ($)(1) B	Bonus ($) C	Stock Awards ($)(2) D	Option Awards ($) E	Non-Equity Incentive Plan Compensation ($)(3) F	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) G	All Other Compensation ($)(4) H	Total ($) I

R. David Banyard, Jr. Chief Executive Officer	2025	1,048,269	—	5,000,000	—	1,318,750	—	61,803	7,428,822
	2024	1,021,923	—	4,399,986	—	969,024	—	130,665	6,521,598
	2023	1,000,000	—	3,799,993	—	2,149,200	—	152,407	7,101,600

Andrea Simon Executive Vice President and Chief Financial Officer	2025	558,846	—	1,300,006	—	431,250	—	28,466	2,318,568
	2024	510,962	—	1,099,996	—	302,820	—	44,690	1,958,468
	2023	500,000	—	924,999	—	626,850	—	24,533	2,076,382

Navi Grewal Executive Vice President and Chief Digital and Technology Officer	2025	493,269	—	750,001	—	350,000	—	42,749	1,636,020
	2024	470,962	—	724,997	—	260,680	—	31,115	1,487,754
	2023	460,000	—	550,003	—	494,316	—	35,948	1,540,267

Andrean Horton Executive Vice President and Chief Legal Officer	2025	500,742	—	650,003	—	353,290	—	27,019	1,531,054
	2024	485,962	—	649,990	—	268,912	—	58,074	1,462,937
	2023	475,000	—	649,998	—	510,435	—	18,389	1,653,822

Kurt Wanninger Executive Vice President and Chief Operations Officer	2025	521,923	—	499,992	—	371,000	—	23,233	1,416,148
	2024	500,000	—	500,011	—	274,400	—	53,729	1,328,140
	2023	496,200	—	499,995	—	537,300	—	47,947	1,581,442

(1)	Salary: Base salaries shown for all NEOs represent the actual amount paid during the fiscal year.

(2)

Stock Awards: The amounts listed in this column represent the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for RSUs and PSAs granted under MasterBrand’s 2022 Long-Term Incentive Plan. Additional details regarding the 2025 PSA grants can be found in the Grants of Plan-Based Awards table below. Assuming the highest level of performance is achieved, the maximum grant date fair value for the PSAs granted during 2025 would be: $5,000,000 for Mr. Banyard; $1,300,006 for Ms. Simon; $750,001 for Ms. Grewal; $650,003 for Ms. Horton and $499,992 for Mr. Wanninger.

(3)	Non-Equity Incentive Plans: This column lists amounts earned under the Annual Incentive Plan.

(4)	All Other Compensation: 2025 amounts in this column include the following:

(a)

Mr. Banyard: A 401(k) match in the amount of $17,500, dividend equivalents in the amount of $14,199 earned on awards that were originally granted by Fortune Brands, converted into MasterBrand awards in connection with the Separation, and vested in 2025, and costs associated with the following perquisites: personal use of our corporate aircraft of $17,294 (which is the incremental cost to the Company in connection with his personal use of the corporate aircraft); an executive physical of $2,608; and cybersecurity protection services of $7,040.

(b)

Ms. Simon: A 401(k) match in the amount of $17,500, dividend equivalents in the amount of $2,107 earned on awards that were originally granted by Fortune Brands, converted into MasterBrand awards in connection with the Separation, and vested in 2025, and costs associated with the following perquisites: an executive physical of $6,288; and product purchase credit of $20, which is calculated based on the discounted value of our products (below cost) that were purchased by Ms. Simon under our cabinet purchase program.

(c)

Ms. Grewal: A 401(k) match in the amount of $17,500, dividend equivalents in the amount of $1,914 earned on awards that were originally granted by Fortune Brands, converted into MasterBrand awards in connection with the Separation, and vested in 2025, and costs associated with the following perquisite: product purchase credit of $21,616, which is calculated based on the discounted value of our products (below cost) that were purchased by Ms. Grewal under our cabinet purchase program.

(d)	Ms. Horton: A 401(k) match in the amount of $17,500 and costs associated with the following perquisite: cybersecurity protection services of $7,040.

MASTERBRAND • 2026 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS

(e)

Mr. Wanninger: A 401(k) match in the amount of $17,500, dividend equivalents in the amount of $2,107 earned on awards that were originally granted by Fortune Brands, converted into MasterBrand awards in connection with the Separation, and vested in 2025, and costs associated with the following perquisite: product purchase credit of $1,122, which is calculated based on the discounted value of our products (below cost) that were purchased by Mr. Wanninger under our cabinet purchase program.

GRANTS OF PLAN-BASED AWARDS DURING 2025

The following table sets forth estimated information on awards granted during fiscal 2025 to our NEOs under MasterBrand’s 2022 Long-Term Incentive Plan and annual cash incentive awards granted under the Annual Incentive Plan, in each case, as indicated in the table below. The terms and conditions applicable to these awards are described in “Compensation Discussion and Analysis.”

Name	Grant type(1)	Grant date(2)	Estimated future payouts under non-equity incentive plan awards(3)			Estimated future payouts under equity incentive plan awards(4)			All other stock awards: Number of shares of stock or units (#)(5)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

R. David Banyard, Jr.	AIP	3/13/2025	329,688	1,318,750	2,637,500
	PSAs	3/13/2025				47,063	188,253	376,506				2,500,000
	RSUs	3/13/2025							188,253			2,500,000

Andrea Simon	AIP	3/13/2025	107,813	431,250	862,500
	PSAs	3/13/2025				12,237	48,946	97,892				650,003
	RSUs	3/13/2025							48,946			650,003

Navi Grewal	AIP	3/13/2025	87,500	350,000	700,000
	PSAs	3/13/2025				7,060	28,238	56,476				375,001
	RSUs	3/13/2025							28,238			375,001

Andrean Horton	AIP	3/13/2025	88,323	353,290	706,580
	PSAs	3/13/2025				6,118	24,473	48,946				325,001
	RSUs	3/13/2025							24,473			325,001

Kurt Wanninger	AIP	3/13/2025	92,750	371,000	742,000
	PSAs	3/13/2025				4,706	18,825	37,650				249,996
	RSUs	3/13/2025							18,825			249,996

(1)	“AIP” means cash granted under our Annual Incentive Plan. “RSU” means restricted stock unit award. “PSA” means performance share award.

(2)	Represents effective date for which values of the awards were approved by the Compensation Committee.

(3)

Represents the range of potential payments under our Annual Incentive Plan for fiscal 2025. The actual amount earned is disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(4)	Represents the range of potential payments under our 2022 Long-Term Incentive Plan for fiscal 2025.

(5)	Represents RSUs awarded under our 2022 Long-Term Incentive Plan.

(6)	The value of RSUs and PSAs reflect their respective grant date fair value under ASC Topic 718.

50	MASTERBRAND • 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table reflects the outstanding equity awards held by each NEO with respect to MasterBrand as of December 28, 2025. For awards granted prior to the Separation, the number of awards represent the adjusted number of outstanding awards. The awards and grant price were adjusted in a manner intended to equitably preserve the overall intrinsic value of the converted equity awards.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)
R. David Banyard, Jr.	287,600	—		8.58	2/24/2030	319,282	$3,598,308	311,089	$3,505,973
	79,498	—		10.28	12/7/2030
	177,063	—		10.76	2/22/2031
	173,424	—		10.75	2/28/2032
Andrea Simon	27,173	—		10.76	2/22/2031	84,945	$957,330	79,655	$897,712
	25,717	—		10.75	2/28/2032
Navi Grewal	23,380	—		10.75	2/28/2032	50,964	$574,364	48,478	$546,347
Andrean Horton						47,481	$535,111	42,619	$480,316
Kurt Wanninger	14,791	—		5.94	2/21/2029	35,522	$400,333	32,784	$369,476
	23,962	—		8.58	2/24/2030
	24,706	—		10.76	2/22/2031
	25,717	—		10.75	2/28/2032

(1)	Each outstanding stock option that was exercisable on December 28, 2025, is listed in this column.

Number of Options Vesting by Year
Name	2026	2027	2028
R. David Banyard, Jr.	—	—	—
Andrea Simon	—	—	—
Navi Grewal	—	—	—
Andrean Horton	—	—	—
Kurt Wanninger	—	—	—

MASTERBRAND • 2026 PROXY STATEMENT	51

COMPENSATION DISCUSSION AND ANALYSIS

(2)

Each outstanding RSU that had not yet vested as of December 28, 2025, is listed in this column. Generally, RSUs vest in three equal annual installments subject to continued employment through the applicable vesting dates. The chart below reflects the number of outstanding RSUs that will vest during 2026, 2027 and 2028 (assuming each NEO’s continued employment through the applicable vesting date):

	Number of RSUs Vesting by Year
Name	2026	2027	2028
R. David Banyard, Jr.	156,956	99,575	62,751
Andrea Simon	42,077	26,552	16,316
Navi Grewal	25,391	16,160	9,413
Andrean Horton	25,116	14,207	8,158
Kurt Wanninger	18,582	10,665	6,275

(3)	This column reflects the value of the outstanding RSUs that have not yet vested using the December 28, 2025 closing price of MasterBrand’s common stock of $11.27.

(4)	Represents each outstanding PSA that had not yet vested as of December 28, 2025.

(5)

This column reflects the value of the PSAs using the December 28, 2025, closing price of MasterBrand’s common stock of $11.27 and assumes achievement of target performance goals, as performance is measured on a cumulative basis and is not determinable until the end of the three-year performance period.

2025 Option Exercises and Stock Vested

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
R. David Banyard, Jr.	—	—	765,203	10,327,872
Andrea Simon	—	—	208,982	2,545,153
Navi Grewal	—	—	124,465	1,543,450
Andrean Horton	—	—	120,186	1,416,505
Kurt Wanninger	—	—	118,403	1,571,014

(1)	This column reflects the number of RSUs and PSAs that vested in 2025 which were granted in 2024, 2023, and 2022.

(2)	This column reflects the value of RSUs and PSAs calculated using the market value of the shares on the applicable vesting dates.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Termination of Employment and Change in Control Arrangements. We have agreements with our NEOs that provide severance benefits in the event the executive’s employment is terminated either by MasterBrand for reasons other than disability or cause, or by the executive for good reason.

The severance benefit consists of:

•

an amount equal to 24 months of base pay for Mr. Banyard or 12 months of base pay for the other NEOs, or 36 months for Mr. Banyard or 24 months for the other NEOs, if such termination occurs within 24 months following a change in control;

•

an amount equal to 2x for Mr. Banyard or 1x for the other NEOs of the target annual bonus in effect in the calendar year in which the termination occurs, or 3x for Mr. Banyard or 2x for the other NEOs of the target annual bonus in effect in the calendar year in which the termination occurs, if such termination occurs within 24 months following a change in control;

•

an amount equal to the target award the executive would have received under the MasterBrand Annual Incentive Plan based upon actual MasterBrand performance for the calendar year in which the termination date occurs, prorated for the portion of the calendar year during which the executive was employed by MasterBrand;

•

an amount equal to the Company contribution that would have been made to the 401(k) retirement plan for 24 months for Mr. Banyard or 12 months for the other NEOs, or 36 months for Mr. Banyard or 24 months for the other NEOs, if such termination occurs within 24 months following a change in control; and

•	12 months of outplacement benefits.

52	MASTERBRAND • 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

These agreements require the executive to sign a release of legal claims against MasterBrand in order to receive any severance payments. The agreements provide that severance benefits may be reduced to the extent necessary to avoid the imposition of an excise tax under Code Section 280G (but only if the reduced amount would be greater than the net after-tax amount of severance benefits, taking into account payment of the excise tax by the executive). The agreements contain various restrictive covenants, including a 12-month post-employment non-competition restriction for terminations that do not occur within 24 months following a change in control and a 12-month post-employment non-solicitation provision.

Treatment of Equity Awards Following a Termination of Employment (other than in the event of a Change in Control). If a NEO’s employment terminates with or without cause, all unvested PSAs, RSUs and stock options are forfeited. If a NEO dies, becomes disabled or retires, outstanding equity awards vest or are paid as follows:

Treatment of Equity in the Event of Death, Disability or Retirement
Event	Performance Share Awards	Restricted Stock Units	Stock Options
Death	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.

Disability(1)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs continue to vest according to the vesting schedule.	Unvested stock options continue to vest according to the vesting schedule.

Retirement(2)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.

(1)	The executive must have one year of service from the grant date prior to the date of disability to be entitled to receive the disability treatment listed above.

(2)

The executive must be 55 years of age with 5 years of service and also have one year of service from the grant date prior to the date of retirement to be entitled to receive the retirement treatment listed above. This provision is not generally applicable to retention awards or off-cycle awards granted in prior years.

Treatment of Equity Awards Following a Change in Control and Termination of Employment. In the event a NEO is terminated without cause or by the NEO for good reason within two years of a change in control, equity awards vest or are paid as follows:

Treatment of Equity In the Event of a Termination Following a Change In Control(1)
Award	Treatment
PSAs	Shares are paid assuming that target performance was achieved.
RSUs	Outstanding RSUs fully vest.
Stock Options	Unvested stock options fully vest.

(1)	The Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

*	The Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

MASTERBRAND • 2026 PROXY STATEMENT	53

COMPENSATION DISCUSSION AND ANALYSIS

	2025 Potential Payments Upon Termination or Change in Control(1)
	Voluntary		Involuntary					Involuntary Termination (without Cause) or Termination for Good Reason After Change in Control
	For Good Reason	Without Good Reason	For Cause	Without Cause	Death	Disability(2)	Retirement
Cash Severance
Banyard, Jr.	$6,101,250	$—	$—	$6,101,250	$1,318,750	$1,318,750	$1,318,750	$8,492,500
Simon	$1,455,000	$—	$—	$1,455,000	$431,250	$431,250	$431,250	$2,478,750
Grewal	$1,217,500	$—	$—	$1,217,500	$350,000	$350,000	$350,000	$2,085,000
Horton	$1,228,780	$—	$—	$1,228,780	$353,290	$353,290	$353,290	$2,104,270
Wanninger	$1,289,500	$—	$—	$1,289,500	$371,000	$371,000	$371,000	$2,208,000
Health and Related Benefits(3)
Banyard, Jr.	$40,137	$—	$—	$40,137	$1,055,000	$—	$—	$60,206
Simon	$11,401	$—	$—	$11,401	$575,000	$—	$—	$22,803
Grewal	$17,243	$—	$—	$17,243	$500,000	$—	$—	$34,487
Horton	$6,902	$—	$—	$6,902	$504,700	$—	$—	$13,803
Wanninger	$15,078	$—	$—	$15,078	$530,000	$—	$—	$30,157
Options(4)
Banyard, Jr.	$—	$—	$—	$—	$—	$—	$—	$—
Simon	$—	$—	$—	$—	$—	$—	$—	$—
Grewal	$—	$—	$—	$—	$—	$—	$—	$—
Horton	$—	$—	$—	$—	$—	$—	$—	$—
Wanninger	$—	$—	$—	$—	$—	$—	$—	$—
RSUs
Banyard, Jr.	$1,476,697	$1,476,697	$1,476,697	$1,476,697	$3,598,308	$1,476,697	$1,476,697	$3,598,308
Simon	$—	$—	$—	$—	$957,330	$405,709	$—	$957,330
Grewal	$—	$—	$—	$—	$574,364	$256,122	$—	$574,364
Horton	$—	$—	$—	$—	$535,111	$259,300	$—	$535,111
Wanninger	$188,175	$188,175	$188,175	$188,175	$400,333	$188,175	$188,175	$400,333
Performance Share Awards
Banyard, Jr.	$3,540,752	$3,540,752	$3,540,752	$3,540,752	$5,662,364	$3,540,752	$3,540,752	$5,662,364
Simon	$—	$—	$—	$—	$1,422,623	$871,002	$—	$1,422,623
Grewal	$—	$—	$—	$—	$858,458	$540,216	$—	$858,458
Horton	$—	$—	$—	$—	$849,172	$573,361	$—	$849,172
Wanninger	$441,051	$441,051	$441,051	$441,051	$653,209	$441,051	$441,051	$653,209
Total Potential Payments
Banyard, Jr.	$11,158,836	$5,017,449	$5,017,449	$11,158,836	$11,634,422	$6,336,199	$6,336,199	$17,813,378
Simon	$1,466,401	$—	$—	$1,466,401	$3,386,204	$1,707,961	$431,250	$4,881,506
Grewal	$1,234,743	$—	$—	$1,234,743	$2,282,823	$1,146,338	$350,000	$3,552,310
Horton	$1,235,682	$—	$—	$1,235,682	$2,242,273	$1,185,951	$353,290	$3,502,356
Wanninger	$1,933,805	$629,227	$629,227	$1,933,805	$1,954,542	$1,000,227	$1,000,227	$3,291,699

(1)

This table assumes the specified termination events occurred on December 28, 2025. The value of the equity that would have vested or been settled in connection with a termination event or a change in control was determined by using the closing price of MasterBrand’s common stock on December 28, 2025, $11.27 per share.

(2)	The amounts reported in this column assume that the executive remains on disability through the full vesting of the award.

(3)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits.

(4)	The amounts reported in the “Disability” column reflect the value of unvested stock options that would have continued to vest according to the normal vesting schedule applicable to the award.

54	MASTERBRAND • 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO

We are providing the following information about the relationship of the annual total compensation of our associates and the annual total compensation of our Chief Executive Officer, R. David Banyard, Jr.

We have identified our median associate, using our associate population on December 28, 2025, by use of a consistently applied compensation measure (“CACM”). We chose a CACM that closely approximates the annual total direct compensation of our non-contingent associates. Specifically, we identified the median associate by looking at annual base pay, bonus opportunity at target, and the grant date fair value for standard equity awards. We then identified the median paid associate and calculated total annual compensation in accordance with the requirements of the “Summary Compensation Table” above.

In applying the CACM, we did not perform adjustments to the compensation paid to part-time associates to calculate what they would have been paid on a full-time basis, and we chose not to include one-time equity awards when choosing the median associate, since the grant of such awards is not a recurring event.

For fiscal year 2025, the annual total compensation of our median associate was $41,297. Mr. Banyard’s annual total compensation for fiscal year 2025, as reported in the “Summary Compensation Table” above, was $7,428,822. The ratio of Mr. Banyard’s total compensation to the median associate’s total compensation was 180:1.

Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated pay ratio reported above should not be used as a basis for comparison between companies.

MASTERBRAND • 2026 PROXY STATEMENT	55

COMPENSATION DISCUSSION AND ANALYSIS

PAY VERSUS PERFORMANCE
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid to our Principal Executive Officer (PEO), our other NEOs who are not the PEO, and certain financial performance measures of the Company. For further information concerning our compensation philosophy and how we align executive compensation with performance, refer to “Executive Compensation — Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEO’s (4)	Average Compensation Actually Paid for Non-PEO NEO’s (5)	Year-end value of $100 invested based on:		GAAP Net Income($) (millions) (8)	Adjusted EBITDA*($) (millions) (9)
					Total Shareholder Return (6)	Peer Group Total Shareholder Return (7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	7,428,822	6,259,326	1,725,448	1,456,334	125.22	178.11	26.7	298.2
2024	6,521,598	6,015,279	1,559,325	1,481,328	160.44	163.53	125.9	363.6
2023	7,101,600	16,319,878	1,712,978	3,363,245	165.00	143.56	182.0	383.4
2022	6,831,543	3,058,402	1,740,066	1,405,708	84.22	95.48	155.4	411.4

(1)	We are required to provide pay-versus-performance disclosure only for years that we have been a reporting company pursuant to Section 13(a) or Section 15(d) of the Exchange Act.

(2)
The dollar amounts reported in column (b) are the amounts of total compensation reported for the PEO, Mr. Banyard (our Chief Executive Officer), in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation — Executive Compensation Tables — Summary Compensation Table.”

(3)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Banyard, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Banyard during the year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
adjustments were made to Mr. Banyard’s total compensation for each year to determine the compensation actually paid as set forth in the Adjustments table below.

(4)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Banyard, our CEO) in the “Total” column of the Summary Compensation Table. The names of each of the NEOs (excluding Mr. Banyard) included for purposes of calculating the average amounts for 2022 were Mses. Simon and Grewal and Messrs. Van Doren and Kendrick, and for 2023, 2024, and 2025 were Mses. Simon, Grewal and Horton, and Mr. Wanninger.

(5)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Banyard), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Banyard). In accordance with the requirements of Item 402(v) of Regulation
S-K,
adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Banyard) to determine the compensation actually paid as set forth in the Adjustments table below.

(6)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Because we went public during 2022, the “measurement point” for purposes of calculating 2022 TSR and peer group TSR began on the date of our registration under Section 12 of the Exchange Act, which date was December 14, 2022.

(7)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. For 2022, the peer group used for this purpose is the Company’s compensation peer group disclosed in our CD&A. Because we became a reporting company during 2022, the “measurement point” for purposes of calculating 2022 TSR and peer group TSR began on the date of our registration under Section 12 of the Exchange Act, which date was December 14, 2022. For 2023, 2024, and 2025, the peer group used for this purpose was the S&P 600 Building Products Industry Index. We determined to switch peer groups to the S&P Building Products Industry Index since we utilize this index in the stock performance graph required by Item 201(e) of Regulation
S-K
in our Annual Report on Form
10-K,
and we anticipate using the S&P 600 Building Products Industry Index in future years. The TSR for the Company’s compensation peer group used for 2022 was 95.48 and 159.00 in 2022 and 2023, respectively.

(8)
The dollar amount reported represent the amount of net income reflected in the Company’s audited financial statements included in our Annual Report on Form
10-K
for the fiscal years ended December 25, 2022, December 31, 2023, December 29, 2024, and December 28, 2025, respectively.

(9)
The dollar amount reported represents the amount of Adjusted EBITDA*, which is calculated by removing the impact of non-operational
results and special items from EBITDA* (earnings before interest, taxes, depreciation and amortization). While the Company uses various financial and non-financial
performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA* is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs to Company performance. Adjusted EBITDA* is considered representative of our core operations and used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

56	MASTERBRAND • 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

ADJUSTMENTS

Year	Summary Compensation Table Total (a)	(Minus) Aggregate change in Actuarial Present Value of Accumulated Benefit under Defined Benefit and Actuarial Pension Plan ($)	Plus Service Costs Under Defined Benefit and Actuarial Pension Plans ($)	(Minus) Grant Date Fair Value of Stock Options and Stock Awards Granted in Fiscal Year ($) (b)	Plus Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Options and Stock Awards Granted in Fiscal Year ($) (c)	Plus / (Minus) Change in Fair Value of Outstanding and Unvested Stock Options and Stock Awards Granted in Prior Fiscal Years ($) (d)	Plus Fair Value at Vesting of Stock Option and Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($)	Plus/(Minus) Change in Fair Value as of Vesting Date of Stock Options and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($) (e)	(Minus) Fair Value as of Prior Fiscal Year-end of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to meet Applicable Vesting Conditions During Fiscal Year ($)	Plus Dollar Value of Dividends or Other Earnings Paid on Stock Awards in Fiscal Year and Prior to Vesting Date ($) (f)	Plus Changes in Fair Value to Reflect Excess Fair Value Resulting from Modifications to Stock Options or Stock Awards ($)	Equals Compensation Actually Paid

PEO
2025	7,428,822	—	—	(5,000,000)	4,243,223	(804,752)	—	392,033	—	—	—	6,259,326
2024	6,521,598	—	—	(4,399,986)	3,547,504	(306,690)	—	652,854	—	—	—	6,015,279
2023	7,101,600	—	—	(3,799,993)	5,682,768	6,557,065	—	778,438	—	—	—	16,319,878
2022	6,831,543	—	—	(5,375,248)	5,132,027	(2,716,424)	—	(861,137)	—	47,641	—	3,058,402

Other NEO’s (Average)
2025	1,725,448			(800,000)	678,916	(158,745)	—	10,716	—	—	—	1,456,334
2024	1,559,325	—	—	(743,749)	599,650	(55,528)	—	121,629	—	—	—	1,481,328
2023	1,712,978	—	—	(656,249)	981,399	1,123,669	—	201,447	—	—	—	3,363,245
2022	1,740,066	—	—	(1,124,898)	1,076,873	(253,924)	—	(35,855)	—	3,446	—	1,405,708

(a)
The equity award adjustments include the addition (or subtraction, as applicable) of the items described in footnotes (b) through (f). The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The following items were assessed but determined to have no adjustment necessary and therefore were omitted from the table above: (i) change in pension plan value, (ii) service costs under defined benefit and actuarial pension plans, (iii) fair value at vesting for equity granted and vested in the applicable fiscal year, (iv) fair value of equity granted in prior fiscal years that failed to meet vesting conditions in the applicable fiscal year, and (v) changes to fair value resulting from modifications to equity awards.

(b)
Represents the average aggregate grant date fair value of the option awards and stock awards granted to the reported NEOs calculated using the same methodology used in the Company’s financial statements under generally accepted accounting principles. Except for a Restricted Stock Unit grant made on December 15, 2022 to Mr. Banyard, all other equity grants reported for 2022 were made by Fortune Brands and converted into MasterBrand equivalents in connection with the Separation.

(c)
Represents the average aggregate fair value at fiscal
year-end
for equity granted in the applicable fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(d)
Represents the average aggregate fair value at fiscal
year-end
for outstanding and unvested stock options and unvested stock awards held by the NEOs that were granted before the applicable fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles. PSAs assume achievement of target performance goals, as performance is measured on a cumulative basis and is not determinable until the end of the three-year performance period.

(e)
Represents the average aggregate change in fair value, measured from the prior fiscal year end to the vesting date of each option award and stock award held by the reported NEO that was granted in a previous fiscal year and which vested in the applicable fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

(f)
Represents the dollar value of any dividends paid on stock or option awards before the vesting date that is not otherwise included in the total compensation. Beginning in 2024, dividend and dividend equivalents are not reported in this column to the extent that such dividend and dividend equivalents are reported in the Summary Compensation Table.

MASTERBRAND • 2026 PROXY STATEMENT	57

COMPENSATION DISCUSSION AND ANALYSIS

DESCRIPTION OF PAY VERSUS PERFORMANCE
We became a standalone public company on December 14, 2022 following our Separation from Fortune Brands. The charts above reflect four years of compensation and performance data as a standalone public company. We believe the “Compensation Actually Paid” in 2023, 2024 and 2025 reflects our pay for performance culture. The Compensation Committee evaluates performance over multiple years. While our Net Income, Adjusted EBITDA*, and TSR declined in fiscal year 2025, we believe the Company’s cumulative financial performance over the four-year measurement period remains aligned with executive compensation actually paid. As described in the CD&A, a significant portion of annual target compensation awarded to NEOs is compensation at risk because it depends on the Company’s performance against pre-established performance goals under our Annual Incentive Plan, such as Adjusted Diluted Earnings per Share*, Free Cash Flow as a percent of Net Sales*, Adjusted EBITDA* and Adjusted ROIC*, as well as stock price performance. The amounts reflected as “Compensation Actually Paid” represent a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, primarily regarding equity valuation. This calculation methodology also differs from how the Compensation Committee views annual compensation decisions, particularly as we are now a standalone company. A component of the equity valuation for years 2024 and prior relates to the conversion of the Performance Share Awards, as described in our CD&A, which was based on Fortune Brands’ past and expected performance. The equity grant valuations for awards granted prior to the Separation are also based on actuarial calculations of our stock price before we became a publicly traded company and do not reflect actual stock price performance. The charts below reflect the relationship between each of the financial measures and the compensation actually paid.

CAP versus Net Income
CEO
Average NEO
Net Income
CAP ($,000)
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
NET INCOME ($,m)
200
180
160
140
120
100
80
60
40
20
0
2022
2023
2024
2025

CAP versus Adjusted EBITDA
CEO
Average NEO
Adjusted EBITDA
CAP ($,000)
ADJUSTED EBITDA ($,m)
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
450
400
350
300
250
200
150
2022
2023
2024
2025

*
Free Cash Flow as a percent of Net Sales, Adjusted EBITDA and Adjusted Return on Invested Capital are
non-GAAP
financial measures. Refer to Appendix A for a definition of
Non-GAAP
measures referenced, and a reconciliation to the most directly comparable GAAP measures.

58	MASTERBRAND • 2026 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

CAP versus TSR
CEO
Average NEO
MBC TSR
S&P 600 Building Products Industry
CAP ($,000)
TSR
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
200
180
160
140
120
100
80
60
40
20
0
2022
2023
2024
2025

LIST OF MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES
The following is a list of financial performance measures, which represent the most important financial performance measures used by the Company to
link compensation actually paid to the NEOs for 2024 and 2025. The CD&A provides further description of these measures and our plans for 2026.

•	Adjusted Diluted Earnings per Share*
•	Free Cash Flow as a Percent of Sales*
•	Adjusted EBITDA*
•	Adjusted ROIC*

*
Adjusted Diluted Earnings per Share, Free Cash Flow as a percent of Net Sales, Adjusted EBITDA and Adjusted Return on Invested Capital are
non-GAAP
financial measures. Refer to Appendix A for a definition of
Non-GAAP
measures referenced, and a reconciliation to the most directly comparable GAAP measures.

MASTERBRAND • 2026 PROXY STATEMENT	59

Proposal No. 3: Ratification of Selection of Independent Auditor

The Audit Committee has reappointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2026. PwC has served as our independent auditor since 2021, when we were still a wholly-owned subsidiary of Fortune Brands.

The Audit Committee, which consists entirely of independent directors, reviews the performance of our independent registered public accounting firm annually. In making the determination to reappoint PwC for 2026, the Audit Committee considered, among other factors, the firm’s qualifications and experience, the communication and interactions with the firm over the course of the year, and the firm’s independence, objectivity, and professional skepticism. These criteria are assessed and discussed with management during a private session as well as in meetings with the independent directors. The Audit Committee also periodically considers whether a rotation of our independent registered public accounting firm is advisable.

Based on this year’s assessment of PwC’s performance, the Audit Committee believes that the continued retention of PwC to serve as our independent registered public accounting firm is in our best interests as well as those of our shareholders. PwC has gained institutional knowledge and expertise regarding our global operations, accounting policies and practices, and internal control over financial reporting, in particular through our becoming an independent company. The Audit Committee believes that our audit and other fees are competitive with those of our peer companies in part because of PwC’s familiarity with us and our operations.

At the Annual Meeting, our shareholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for fiscal year 2026. Although ratification of this appointment is not required, we value the opinion of our shareholders and, in the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.

Representatives of PwC are expected to be available to respond to questions at the Annual Meeting either in-person or telephonically. Those representatives will have the opportunity to make a statement if they wish to do so.

Recommendation of the Board The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our principal independent auditor for fiscal year 2026.

60	MASTERBRAND • 2026 PROXY STATEMENT

PROPOSAL NO. 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During our 2025 and 2024 fiscal years, PwC served as our independent registered public accounting firm. The following table shows the fees incurred for services rendered on a worldwide basis by PwC for 2025 and 2024.

	2025 ($)	2024 ($)
Audit Fees(1)	3,950,917	4,249,568
Audit-Related Fees(2)	1,750,000	—
Tax Fees	—	—
All Other Fees(3)	2,000	2,000
Total Fees	5,702,917	4,251,568

(1)

Fees primarily related to professional services rendered in connection with the audit of MasterBrand’s annual consolidated and subsidiary financial statements. This category also includes fees for services that an independent auditor would customarily provide in connection with documents filed with the SEC. For 2024, fees include the issuance of a comfort letter associated with the debt offering and purchase accounting relating to the acquisition of Supreme Cabinetry Brands.

(2)	For 2025, these fees related to due diligence services rendered in connection with the pending Merger of American Woodmark.

(3)	All Other Fees include fees for seminars and use of accounting research and reporting tools.

All fees above include out-of-pocket expenses.

SERVICES PERFORMED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee pre-approves all services performed by MasterBrand’s independent registered public accounting firm, in part to assess whether the provision of such services might impair the auditor’s independence. The Audit Committee’s policy and procedures are as follows:

•

Audit Fees. Audit Fees are for professional services rendered by PwC and include fees for services performed to comply with auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States), including the annual audit of our consolidated financial statements including reviews of the interim financial statements contained in our Quarterly Reports on Form 10-Q, issuance of consents, the issuance of comfort letters associated with debt offerings and the audit of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

•

Audit-Related Fees. Audit-related fees are assurance and related services that are reasonably related to the performance of the audit or reviews of the financial statements, and that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of these services does not impair the independence of the firm. This category may include fees related to assistance in financial due diligence related to mergers, acquisitions and divestitures, carve-outs associated with divestitures and spin-off transactions, consultations concerning financial accounting and reporting standards and regulatory requirements, and pre-implementation reviews of certain information technology systems.

•

Tax Fees. Tax Fees are for services rendered by PwC and primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing and tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

•

All Other Fees. All Other Fees are for services rendered by PwC and primarily include fees associated with training seminars related to accounting, finance and tax matters, technology tools related to accounting and reporting research, and other permissible advisory services.

•

Approval Process. At the beginning of each audit year, management requests prior Audit Committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other services known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the Audit Committee for approval.

For each engagement, management provides the Audit Committee with information about the services and fees, sufficiently detailed to allow the Audit Committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the firm. After the end of the audit year, management provides the Audit Committee with a summary of the actual fees incurred for the completed audit year.

MASTERBRAND • 2026 PROXY STATEMENT	61

PROPOSAL NO. 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

AUDIT COMMITTEE REPORT

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of MasterBrand under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, this section entitled “Audit Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Four independent directors comprise the Audit Committee. The Audit Committee operates under a written charter adopted by our Board. In addition, our Board has determined that each of our Audit Committee members satisfy the financial expertise requirements of the NYSE and that Patrick Shannon and the Chair of the Audit Committee, Robert Crisci, have the requisite experience to be designated as an “audit committee financial expert” as that term is defined by the rules of the SEC.

The Audit Committee reviews MasterBrand’s financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that MasterBrand’s consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent registered public accounting firm reports to the Audit Committee, which has sole authority to approve and replace the firm (subject to shareholder ratification).

The Audit Committee has discussed with MasterBrand’s independent registered public accounting firm the matters required to be discussed with the Audit Committee by generally accepted auditing standards, the PCAOB and the SEC, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with the firm the auditor’s independence from MasterBrand and its management. In concluding that the auditor is independent, the Audit Committee determined, among other things, that the non-audit services provided by the auditor were compatible with its independence and were pre-approved. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies to ensure the independence of MasterBrand’s independent registered public accounting firm, such as prior committee approval of non-audit services and required audit partner rotation.

The Audit Committee discussed with MasterBrand’s internal auditor and independent auditors the overall scope and plans for their respective audits. The Audit Committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of MasterBrand’s internal controls, and the overall quality of MasterBrand’s financial reporting. The Audit Committee also meets at least quarterly with the independent directors.

Based on the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to our Board that the audited consolidated financial statements of MasterBrand be included in MasterBrand’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, for filing with the SEC.

Respectfully submitted,

Robert Crisci (Chair)

Juliana Chugg

Catherine Courage

Patrick Shannon

62	MASTERBRAND • 2026 PROXY STATEMENT

Stock Ownership Information

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the shares of our common stock beneficially owned as of April 13, 2026 by each director and named executive officer individually, and by all of our directors and executive officers as of such date as a group. Shares reported as beneficially owned include shares held indirectly. Shares reported as right to acquire include exercisable stock options, and RSUs subject to conversion in shares of common stock, within sixty days of April 13, 2026. As of such date, none of these shares were pledged as security. As of April 13, 2026, none of Messrs. Fracassa, Hendrix or Cogan beneficially owned any shares of our common stock.

Name	Shares Beneficially Owned	Right to Acquire(1)	Total Stock-Based Ownership	Percent of Class(2)
R. David Banyard, Jr.	1,195,449	884,033	2,079,482	1.6%
Andrea Simon	247,368	52,890	300,258	*
Navi Grewal	130,694	23,380	154,074	*
Andrean Horton	108,394	—	108,394	*
Kurt Wanninger	194,554	106,379	300,933	*
Bruce Kendrick	136,963	124,472	261,435	*
Mark Young	35,547	—	35,547	*
David Petratis	26,435	13,069	39,504	*
Ann Fritz Hackett	45,520	13,069	58,589	*
Jeffery Perry	29,742	13,069	42,811	*
Juliana Chugg	33,424	13,069	46,493	*
Robert Crisci	66,435	13,069	79,504	*
Patrick Shannon	9,779	13,069	22,848	*
Catherine Courage	8,464	13,069	21,533	*
All directors and executive officers as a group (14 persons)	2,268,768	1,282,637	3,551,405	2.8%

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes (i) shares for options exercisable within 60 days of April 13, 2026 and (ii) unvested restricted stock units that will vest within 60 days of April 13, 2026, 2025.

(2)

Percent is based on 127,982,461 shares outstanding as of April 13, 2026, and the shares that such director or executive officer has the right to acquire within 60 days of April 13, 2026, if applicable.

MASTERBRAND • 2026 PROXY STATEMENT	63

STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows all entities that are the beneficial owners of more than 5% of our common stock as of April 13, 2026. The percentage of ownership is based on 127,982,461 shares outstanding as of April 13, 2026.

Name	Total Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	19,358,418	15.1%
Coliseum Capital Management, LLC(2)	10,956,767	8.6%
The Vanguard Group(3)	10,299,764	8.0%
Gates Capital Management, L.P.(4)	10,376,340	8.1%
Boston Partners(5)	7,931,062	6.2%
Dimensional Fund Advisors LP(6)	6,563,076	5.1%

(1)

This information was derived solely from the Schedule 13G/A filed by BlackRock, Inc. on April 30, 2025. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001. BlackRock, Inc. reported sole voting power over 19,117,813 shares, shared voting power over 0 shares, sole dispositive power over 19,358,418 shares and shared dispositive power over 0 shares.

(2)

This information was derived solely from the Schedule 13G/A filed jointly by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Adam Gray, and Christopher Shackelton on February 17, 2026. The address of each beneficial owner is 105 Rowayton Avenue, Rowayton, CT 06853. Coliseum Capital Management, LLC, Adam Gray and Christopher Shackelton reported sole voting power over 0 shares, shared voting power over 10,956,767 shares, sole dispositive power over 0 shares and shared dispositive power over 10,956,767 shares. Coliseum Capital, LLC and Coliseum Capital Partners, L.P. reported sole voting power over 0 shares, shared voting power over 8,961,638 shares, sole dispositive power over 0 shares and shared dispositive power over 8,961,638 shares.

(3)

This information was derived solely from the Schedule 13G/A filed by The Vanguard Group on February 13, 2024. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group reported sole voting power over 0 shares, shared voting power over 84,274 shares, sole dispositive power over 10,081,684 shares and shared dispositive power over 218,080 shares. According to the most recent Schedule 13G/A filed on March 27, 2026 by The Vanguard Group, The Vanguard Group does not beneficially own any share of our common stock as of that date, following an internal reorganization pursuant to which The Vanguard Group’s beneficial ownership has been disaggregated.

(4)

This information was derived solely from the Schedule 13G/A filed jointly by Gates Capital Management, L.P., Gates Capital Management GP, LLC, Gates Capital Management, Inc., and Jeffrey L. Gates on November 14, 2025. The address of each beneficial owner is c/o Gates Capital Management, L.P., 1177 Avenue of the Americas, 46th Floor, New York, New York 10036. Each beneficial owner reported sole voting power over 0 shares, shared voting power over 10,376,340 shares, sole dispositive power over 0 shares and shared dispositive power over 10,376,340 shares.

(5)

This information was derived solely from the Schedule 13G/A filed by Boston Partners on August 8, 2025. The address of Boston Partners is One Beacon Street, 30th Floor, Boston, Massachusetts 02108. Boston Partners reported sole voting power over 7,362,454 shares, shared voting power over 0 shares, sole dispositive power over 7,931,062 shares and shared dispositive power over 0 shares.

(6)

This information was derived solely from the Schedule 13G filed by Dimensional Fund Advisors LP on January 21, 2026. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746. Dimensional Fund Advisors LP reported sole voting power over 6,401,395 shares, shared voting power over 0 shares, sole dispositive power over 6,563,076 shares and shared dispositive power over 0 shares.

64	MASTERBRAND • 2026 PROXY STATEMENT

Equity Compensation Plan Information

The following table shows information, as of December 28, 2025, regarding shares of our common stock authorized for issuance under our equity compensation plans. As of such date, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by shareholders.

	Number of securities to be issued upon exercise of outstanding options and rights (a)(1)	Weighted-average exercise price of outstanding options and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders	4,972,443	9.38	7,465,717

(1)

As of December 28, 2025, the number of securities includes 1,329,982 shares to be issued upon the exercise of outstanding stock options, 1,266,108 shares to be issued upon the payment of performance shares (assuming target performance) and 2,376,353 shares to be issued upon the vesting of restricted stock unit awards.

(2)	The weighted-average exercise price only considers the outstanding stock options and excludes performance shares and restricted stock awards, which have no exercise price.

MASTERBRAND • 2026 PROXY STATEMENT	65

General Information About the Annual Meeting

MEETING

We will conduct the Annual Meeting at 9:00 a.m. Eastern Time, on Thursday, June 4, 2026 at 3333 Richmond Road, Beachwood, Ohio 44122.

We reserve the right to convert the in-person meeting to a virtual-only or hybrid meeting at a later date. If the meeting is converted, we will publicly announce the decision in a press release and post additional information on the Investors section of our website. Please check this website in advance of the Annual Meeting if you are planning to attend.

You are entitled to attend and participate in the Annual Meeting only if you held your shares as of the close of business on April 13, 2026 (the “Record Date”) or if you hold a valid proxy for the Annual Meeting. We encourage you to arrive at the meeting prior to the start time. Please allow ample time for check-in, which will begin at 8:00 a.m. Eastern Time. To gain admission to the in-person Annual Meeting, you may be required to present valid picture identification. We reserve the right to deny entry to the Annual Meeting if you do not have valid picture identification.

We reserve the right to eject an attendee or cut off speaking privileges for behavior likely to cause disruption or annoyance or for failure to comply with reasonable requests or the rules of conduct for the meeting, including time limits applicable to attendees who are permitted to speak. We also reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or MasterBrand business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Cameras, sound or video recording equipment, phones or similar equipment and electronic devices will not be allowed in the meeting room.

WHO CAN VOTE

You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the Record Date. At the close of business on that date, a total of 127,982,461 shares of our common stock were outstanding and entitled to vote. In addition to shareholders of record of our common stock, “beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.

•	Shareholders of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are the shareholder of record with respect to those shares.
•

Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name” (a “beneficial shareholder”). As a beneficial shareholder, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name.

VOTING BEFORE OR DURING THE ANNUAL MEETING

There are four ways to vote:

•

Online Prior to the Annual Meeting. You may vote by proxy by visiting www.proxydocs.com/MBC and entering the control number found in your Notice of Internet Availability. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

•	During the Annual Meeting. You may vote in-person during the Annual Meeting.
•

Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by calling the toll-free number found on the card or form. The availability of telephone voting may depend on the voting procedures of the organization that holds your shares.

•

Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

66	MASTERBRAND • 2026 PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage shareholders to vote well before the Annual Meeting, even if they plan to attend the meeting, by completing proxies online or by telephone or, if they received printed copies of these materials, by mailing their proxy cards. The online polls will close at 11:59 p.m. Eastern Time on June 3, 2026.

Shareholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Secretary before the Annual Meeting begins. Beneficial shareholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or, if applicable, by voting during the Annual Meeting.

QUORUM FOR THE ANNUAL MEETING

In order to have a quorum at the Annual Meeting, holders of a majority of the outstanding shares entitled to vote at the Annual Meeting must be present or represented by proxy for the transaction of business. Your shares will be counted for purposes of determining if there is a quorum if you are entitled to vote and you are present at the Annual Meeting, or if you have properly voted by proxy online, by phone, or by submitting a proxy card or voting instruction form by mail prior to the Annual Meeting.

Broker non-votes (as described below) and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may propose to adjourn the Annual Meeting and reconvene the Annual Meeting at a later date.

VOTING STANDARDS

Each share of common stock is entitled to one vote at the Annual Meeting. To be elected in an uncontested election (Proposal No. 1), the director nominees must receive a majority of the votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present. A “majority of the votes cast” means the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Brokers do not have discretionary authority with respect to the election of directors.

For Proposal No. 2, the affirmative vote of the holders of a majority of the shares present in person, present by means of remote communication (if any) or represented by proxy at the meeting and entitled to vote on the matter is required to approve the proposal. Abstentions, if any, will have the same effect as a vote “against” with respect to this proposal. Broker non-votes if any, will have no effect on the outcome with respect to this proposal.

For Proposal No. 3, the affirmative vote of the holders of a majority of the shares present in person, present by means of remote communication (if any) or represented by proxy at the meeting and entitled to vote on the matter is required to approve the proposal. Abstentions, if any, will have the same effect as a vote “against” with respect to this proposal. Brokers have discretionary authority with respect to Proposal No. 3.

MASTERBRAND • 2026 PROXY STATEMENT	67

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”

No. 1 — Election of Directors	For, against, or abstain on each nominee.	More votes “for” than “against.”	No effect.	No effect. No broker discretion to vote.

No. 2 –Advisory Vote on Executive Compensation	For, against, or abstain.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal.	Same effect as a vote “against.”	No effect. No broker discretion to vote.

No. 3 – Ratification of Independent Auditor	For, against, or abstain.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal.	Same effect as a vote “against.”	Brokers have discretion to vote.

If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a shareholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as our Board recommends on each proposal and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial shareholder and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine matters.” For the Annual Meeting, only Proposal No. 3 is considered a routine matter.

COST OF PROXY SOLICITATION

We are providing these proxy materials in connection with the solicitation by our Board of proxies to be voted on at the Annual Meeting. We will pay the cost of this proxy solicitation. We will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their customers who are beneficial shareholders and obtaining their voting instructions.

SHAREHOLDER LIST

Our list of shareholders as of the Record Date will be available for inspection for ten business days prior to the Annual Meeting. If you want to inspect the shareholder list, please contact our Investor Relations department at governance@masterbrand.com to schedule an appointment. In addition, the list of shareholders will also be available during the Annual Meeting for those shareholders who choose to attend.

68	MASTERBRAND • 2026 PROXY STATEMENT

Submission of Shareholder Proposals or Nominations

SHAREHOLDER PROPOSALS FOR INCLUSION IN THE 2027 PROXY MATERIALS

Shareholders who, in accordance with Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on December 23, 2026.

SHAREHOLDER DIRECTOR NOMINATIONS FOR INCLUSION IN 2027 PROXY MATERIALS USING PROXY ACCESS

Our Amended and Restated Bylaws provide for proxy access by permitting a shareholder, or a group of up to 20 shareholders, that has owned at least three percent of our common stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials the greater of two directors or twenty percent of the Board, provided that the shareholders and nominees satisfy the requirements specified in our Amended and Restated Bylaws.

In accordance with our Amended and Restated Bylaws, a shareholder or group of shareholders that wishes to nominate any director candidates using proxy access must deliver a notice of proxy access nomination (containing the information specified in our Amended and Restated Bylaws regarding the shareholder and the nominee or nominees) to the Secretary of MasterBrand at its principal executive offices not earlier than the close of business on the 150th day nor later than the close of business on the 120th day prior to the first anniversary of the date we commenced mailing our definitive proxy statement for the prior year’s Annual Meeting. Accordingly, a notice of proxy access nomination for inclusion in the 2027 Annual Meeting Proxy Statement must be received no earlier than November 23, 2026 and no later than December 23, 2026.

SHAREHOLDER DIRECTOR NOMINATIONS AND OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2027 ANNUAL MEETING, BUT NOT FOR INCLUSION IN 2027 PROXY MATERIALS

In accordance with our Amended and Restated Bylaws, in order to be properly brought before the 2027 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of MasterBrand at its principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary date of the 2026 Annual Meeting date. As a result, any notice given by a shareholder pursuant to these provisions of our Amended and Restated Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than February 4, 2027 and no later than March 6, 2027.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in our Amended and Restated Bylaws. In addition, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2027 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in addition to the information required under our Amended and Restated Bylaws no later than April 5, 2027.

Notices of intention to present proposals at the 2027 Annual Meeting should be addressed to: MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, Attention: Secretary. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

MASTERBRAND • 2026 PROXY STATEMENT	69

Other Information

COMMUNICATING WITH US

To communicate with our Board (or any individual member), revoke a prior proxy instruction, or request copies of our governance-related documents, please contact us via e-mail to governance@masterbrand.com or by mail to MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, Attention: Secretary.

The Secretary will review each communication, and will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

NOTICE OF INTERNET AVAILABILITY

We use the Internet as the primary means of furnishing proxy materials to shareholders. We are sending a Notice of Internet Availability to our shareholders with instructions on how to access the proxy materials online at www.proxydocs.com/MBC or request a printed copy of the materials. Our proxy materials are also available at www.masterbrand.com/investors/financials/sec-filings.

Shareholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by e-mail. We encourage shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce our printing and mailing costs.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single Notice of Internet Availability or Proxy Statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Several brokers and banks with accountholders who are MasterBrand shareholders will be “householding” our proxy materials. As indicated in the notice provided by these brokers to MasterBrand shareholders, a single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate Proxy Statement, please notify your broker, contact Broadridge Financial Solutions at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or send a written request to governance@masterbrand.com or by mail to MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, Attention: Secretary. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker or bank.

LEGAL MATTERS

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our long-term financial targets. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed Annual Report on Form 10-K and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak only as of their respective dates.

Website references and their hyperlinks throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference into this Proxy Statement, nor does it constitute a part of this Proxy Statement.

70	MASTERBRAND • 2026 PROXY STATEMENT

OTHER INFORMATION

FINANCIAL MATTERS

Our financial statements for the year ended December 28, 2025 are included in our 2025 Annual Report on Form 10-K. Our 2025 Annual Report and this Proxy Statement are also posted on our website at www.masterbrand.com/investors/financials/sec-filings. If you have not received or do not have access to the 2025 Annual Report, please send a written request to MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, Attention: Secretary.

MATTERS TO BE PRESENTED

We know of no other matters to be submitted to shareholders at the Annual Meeting, other than the proposals identified in this Proxy Statement. If any other matters properly come before shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment. If the meeting is adjourned or postponed, the persons named on the proxy can vote such shares at the adjournment or postponement as well.

By order of the Board of Directors,

Andrean R. Horton
Executive Vice President, Chief Legal Officer and Secretary

MASTERBRAND • 2026 PROXY STATEMENT	71

APPENDIX A: Reconciliation of GAAP to Non-GAAP Measures

NON-GAAP FINANCIAL MEASURES

To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this Proxy Statement, certain non-GAAP financial measures, as defined under SEC rules, have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, adjusted net income, Adjusted Diluted Earnings per Share, free cash flow, free cash flow as a percent of net sales, net debt to adjusted EBITDA ratio, return on invested capital, and adjusted return on invested capital, which are all non-GAAP financial measures.

•

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. This non-GAAP measure is useful to investors as it is representative of our core operations and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

•

Adjusted net income is calculated by removing the impact of non-operational results, including non-cash amortization expense, which is not deemed to be indicative of the results of current or future operations, and special items from net income.

•	Adjusted Diluted Earnings per Share is a measure of our diluted earnings per share excluding non-operational results and special items.
•

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Free cash flow as a percent of net sales is defined as free cash flow divided by net sales.

•

Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. The net debt to adjusted EBITDA ratio is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. The net debt to adjusted EBITDA ratio is used by management to assess our financial leverage and ability to service our debt obligations.

•

Return on invested capital is calculated as after-tax earnings before interest and taxes (“EBIT”) over the three-year average invested capital. The three-year average invested capital is calculated by taking the average of the following equation at the beginning and end of each of the three years in the measurement period: Current assets, less cash and cash equivalents, plus certain long-term assets, less current liabilities, less the current portion of long-term debt. Adjusted return on invested capital is calculated by removing the impact of non-operational results and special items from return on invested capital. We believe that return on invested capital is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we believe it is an important indicator of shareholders’ return over the long term.

As required by SEC rules, see the financial statement section of this Appendix A for detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

MASTERBRAND • 2026 PROXY STATEMENT	A-1

APPENDIX A

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For years ended
(U.S. Dollars presented in millions, except per share amounts)	2025	2024	2023
NET SALES	$2,734.7	$2,700.4	$2,726.2
Cost of products sold	1,907.1	1,823.4	1,824.8

GROSS PROFIT	827.6	877.0	901.4
Selling, general and administrative expenses	667.8	603.1	569.7
Amortization of intangible assets	25.6	20.2	15.3
Restructuring charges	15.2	18.0	10.1

OPERATING INCOME	119.0	235.7	306.3

Interest expense	74.1	74.0	65.2
Gain on sale of asset	—	(4.3)	—
Other (income) expense, net	(1.4)	(2.3)	2.4

INCOME BEFORE TAXES	46.3	168.3	238.7
Income tax expense	19.6	42.4	56.7

NET INCOME	$26.7	$125.9	$182.0

Average Number of Shares of Common Stock Outstanding
Basic	127.0	127.1	127.8
Diluted	129.2	130.9	129.9
Earnings Per Common Share
Basic	$0.21	$0.99	$1.42
Diluted	$0.21	$0.96	$1.40

A-2	MASTERBRAND • 2026 PROXY STATEMENT

APPENDIX A

SUPPLEMENTAL INFORMATION — Year-to-date

(Unaudited)

	For years ended
(U.S. Dollars presented in millions, except per share amounts)	2025	2024	2023
1. Reconciliation of Net Income to EBITDA to Adjusted EBITDA
Net Income (GAAP)	$26.7	$125.9	$182.0
Interest expense	74.1	74.0	65.2
Income tax expense	19.6	42.4	56.7
Depreciation expense	67.9	57.1	49.0
Amortization expense	25.6	20.2	15.3

EBITDA (Non-GAAP Measure)	$213.9	$319.6	$368.2
[1] Acquisition-related costs	28.9	25.4	—
[2] Restructuring charges	15.2	18.0	10.1
[3] Restructuring-related charges	20.5	—	(0.2)
[4] Net tariff costs	14.6	—	—
[5] Costs related to insurance claims, net	3.0	—	3.8
[6] Recognition of pension settlement (gains) losses	(0.4)	2.7	2.9
[7] Purchase accounting cost of products sold	—	2.2	—
[8] Gain on sale of asset	—	(4.3)	—
[9] Legal settlement	—	—	2.7

Adjusted EBITDA (Non-GAAP Measure)	$295.7	$363.6	$387.5
2. Reconciliation of Net Income to Adjusted Net Income
Net Income (GAAP)	$26.7	$125.9	$182.0
[1] Acquisition-related costs	28.9	25.4	—
[2] Restructuring charges	15.2	18.0	10.1
[3] Restructuring-related charges	20.5	—	(0.2)
[4] Net tariff costs	14.6	—	—
[5] Costs related to insurance claims, net	3.0	—	3.8
[6] Recognition of pension settlement (gains) losses	(0.4)	2.7	2.9
[7] Purchase accounting cost of products sold	—	2.2	—
[8] Gain on sale of asset	—	(4.3)	—
[9] Legal settlement	—	—	2.7
[10] Non-recurring components of interest expense	—	6.5	—
[11] Amortization expense	25.6	20.2	15.3
[12] Income tax impact of adjustments	(18.2)	(13.5)	(8.7)

Adjusted Net Income (Non-GAAP Measure)	$115.9	$183.1	$207.9
3. Earnings per Share Summary
Diluted earnings per share (GAAP)	0.21	0.96	1.40
Impact of adjustments	0.69	0.44	0.20

Adjusted Diluted EPS (Non-GAAP Measure)	0.90	1.40	1.60
Weighted average diluted shares outstanding	129.2	130.9	129.9
4. Reconciliation of Free Cash Flow as a Percent of Net Sales
Net Sales (GAAP)	$2,734.7	$2,700.4	$2,726.2
Net cash provided by operating activities (GAAP)	195.7	292.0	405.6
Adjustments to net cash provided by operating activities	84.8	—	—
Less: Capital Expenditures (GAAP)	(78.2)	(80.9)	(57.3)

Free Cash Flow (Non-GAAP Measure)	$202.3	$211.1	$348.3
Free Cash Flow as a Percent of Net Sales (Non-GAAP Measure)	7.4%	7.8%	12.8%

MASTERBRAND • 2026 PROXY STATEMENT	A-3

APPENDIX A

TICK LEGEND:

[1]

Acquisition-related costs are transaction and integration costs, including legal, accounting and other professional fees, severance, stock-based compensation and other integration related costs. These charges are primarily recorded within selling, general and administrative expenses within the Condensed Consolidated Statements of Income. Acquisition-related costs are significantly impacted by the timing and complexity of the underlying acquisition related activities and are not indicative of the Company’s ongoing operating performance. The acquisition-related costs incurred in 2024 are associated with the acquisition of Supreme Cabinetry Brands, Inc., which was announced in the second quarter of fiscal 2024 and closed early in the third quarter of fiscal 2024. The acquisition-related costs in 2025 are primarily associated with the pending Merger with American Woodmark, which is expected to close in the second calendar quarter of 2026. Costs for both acquisitions are comprised primarily of professional fees. The 2025 free cash flow addback adjustment was $27.2 million.

Certain of the acquisition-related costs incurred are deemed non-deductible for U.S. tax purposes. The tax impact of these non-deductible acquisition-related costs were $4.3 million for the fifty-two weeks ended December 28, 2025. For the fifty-two weeks ended December 29, 2024, these non-deductible acquisition-related costs were $1.5 million. These items are not deemed indicative of ongoing operations and have been excluded from the income tax impact of adjustments for the relevant periods.

[2]

Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, cessation of operations and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for all periods presented primarily include costs related to workforce reductions, lease abandonment and asset disposals for facilities that have been closed, but not yet sold. The 2025 free cash flow adjustment was $17.7 million.

[3]

Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. The restructuring-related charges for the fifty-two weeks ended December 28, 2025 primarily include losses on disposal of inventories from exiting product lines, losses on the sale of facilities closed as a result of restructuring actions and costs resulting from the redeployment of equipment within the manufacturing footprint. The 2025 free cash flow addback adjustment was $19.5 million.

[4]

Net tariff costs are nonrecurring costs resulting from tariffs enacted in 2025, including the recently announced Section 232 tariffs on timber, lumber, and derivative wood products (including kitchen cabinets, vanities and related wood products), effective October 14, 2025, offset by supply chain cost mitigation and pricing actions. As a result of the Section 232 proceedings, a 10 percent tariff applies to softwood lumber and timber imports, and a 25 percent tariff applies to kitchen cabinets and vanities. The 2025 free cash flow addback adjustment was $16.6 million.

[5]

Costs related to insurance claims, net of insurance proceeds are excluded as they are not deemed indicative of future operations. The costs recognized in 2025 are related to the incurrence of insurable events within the manufacturing footprint. We are pursuing insurance recoveries and any funds received will be used to offset these costs in future periods. The net costs recognized in 2023 are related to an insurable event occurring on January 12, 2023, in which a tornado struck the Company’s leased Kitchens production facility in Jackson, GA, causing it to remain closed through March 27, 2023.

[6]

We exclude the impact of actuarial gains and losses related to our U.S. defined benefit pension plan as they are not deemed indicative of future operations. In 2024, the Company made the decision to terminate our defined benefit pension plan, resulting in a $2.9 million non-cash settlement charge. During 2025, the Company recognized a net settlement gain of $0.4 million related to the final valuation of the pension plan.

[7]

Purchase accounting cost of products sold relates to the fair market value adjustment required under GAAP for inventory obtained in the acquisition of Supreme Cabinetry Brands, Inc. All inventory obtained was sold in the third quarter of 2024.

[8]

Gain on sale of asset relates to a gain resulting from the sale of facilities and land on December 12, 2024. The location was previously closed in conjunction with the consolidation of our warehouse facilities to enable efficiencies and increase annual savings. This facility sold for a purchase price of $6.6 million, resulting in a $4.3 million gain recognized as a separate component of non-operating income in the Condensed Consolidated Statements of Income. The 2025 free cash flow addback adjustment was $3.8 million.

[9]

We exclude the impact of certain legal costs occurring in 2023, in which we reached settlement of a lawsuit, resulting in a $2.7 million charge. The suit was originally filed in 2018 and related to employment matters in California.

[10]

Non-recurring components of interest expense are one-time costs associated with the refinancing of debt facilities and usage of temporary debt facilities. The non-recurring components of interest expense in fiscal 2024 relate primarily to non-recurring write-offs of deferred financing costs resulting from the debt restructuring transaction. These charges are classified as interest expense within the Condensed Consolidated Statements of Income and are not indicative of the Company’s ongoing operating performance.

[11]	Non-cash amortization expense is not indicative of the Company’s ongoing operations.

[12]

In order to calculate Adjusted Net Income, each of the items described in Items [1]—[11] above reflect tax effects based upon an estimated annual effective income tax rate of 25.0 percent, inclusive of recurring permanent differences and the net effect of state income taxes and excluding the impact of discrete income tax items. Certain discrete income tax items are adjusted for in the relevant period identified and may include, but are not limited to, changes in judgment or estimates of uncertain tax positions related to prior periods, return-to-provision adjustments, the tax effect of relevant stock-based compensation items, and certain changes in valuation allowances for the realizability of deferred tax assets. Management believes this approach assists investors in understanding the income tax provision and the estimated annual effective income tax rate related to ongoing operations.

The Company incurred valuation allowance charges for deferred foreign tax credits that the Company no longer estimates to be usable based on future foreign income estimates. The valuation charges incurred were $4.4 million for the fifty-two weeks ended December 28, 2025. The valuation charges incurred were $2.7 million for the fifty-two weeks ended December 29, 2024 respectively. These charges are not indicative of the Company’s ongoing operating performance and have been excluded from the income tax impact of adjustments for the relevant periods.

A-4	MASTERBRAND • 2026 PROXY STATEMENT

APPENDIX A

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars presented in millions)	December 28, 2025	December 29, 2024
ASSETS
Current assets
Cash and cash equivalents	$183.3	$120.6
Accounts receivable, net	150.4	191.0
Inventories	269.1	276.4
Other current assets	93.1	62.7

TOTAL CURRENT ASSETS	695.9	650.7
Property, plant and equipment, net	503.1	481.5
Operating lease right-of-use assets, net	189.1	66.4
Goodwill	1,127.5	1,125.8
Other intangible assets, net	547.7	571.3
Other assets	37.1	34.1

TOTAL ASSETS	$3,100.4	$2,929.8

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$203.7	$180.7
Current operating lease liabilities	24.3	19.5
Other current liabilities	187.7	195.2

TOTAL CURRENT LIABILITIES	415.7	395.4
Long-term debt	974.5	1,007.8
Deferred income taxes	171.6	158.7
Pension and other postretirement plan liabilities	3.9	3.2
Operating lease liabilities	175.2	55.0
Other non-current liabilities	14.9	15.0

TOTAL LIABILITIES	1,755.8	1,635.1
Stockholders’ equity	1,344.6	1,294.7

TOTAL EQUITY	1,344.6	1,294.7

TOTAL LIABILITIES AND EQUITY	$3,100.4	$2,929.8

Reconciliation of Net Debt
Long-term debt	$974.5	1,007.8
Less: Cash and cash equivalents	(183.3)	(120.6)

Net Debt	$791.2	$887.2
Adjusted EBITDA (for full fiscal year)	298.2	363.6

Net Debt to Adjusted EBITDA	2.7x	2.4X

MASTERBRAND • 2026 PROXY STATEMENT	A-5

APPENDIX A

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For years ended
(U.S. Dollars presented in millions)	2025	2024
OPERATING ACTIVITIES
Net income	$26.7	$125.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	67.9	57.1
Amortization of intangibles	25.6	20.2
Restructuring charges, net of cash payments	(1.7)	10.5
Write-off and amortization of finance fees	2.7	8.9
Stock-based compensation	16.1	21.9
Provision for bad debt	17.8	0.4
Recognition of actuarial losses and settlement charges	(0.4)	2.7
Deferred taxes	12.8	4.6
Changes in operating assets and liabilities:
Accounts receivable	24.0	21.3
Inventories	8.0	(10.7)
Other current assets	(22.4)	(5.7)
Accounts payable	15.7	23.8
Accrued expenses and other current liabilities	3.6	3.4
Other items	(0.7)	7.7

NET CASH PROVIDED BY OPERATING ACTIVITIES	195.7	292.0

INVESTING ACTIVITIES
Capital expenditures	(78.2)	(80.9)
Proceeds from the disposition of assets	3.8	14.6
Acquisition of business, net of cash acquired	—	(514.5)

NET CASH USED IN INVESTING ACTIVITIES	(74.4)	(580.8)

FINANCING ACTIVITIES
Issuance of long-term and short-term debt	240.0	1,170.0
Repayments of long-term and short-term debt	(275.0)	(862.5)
Payment of financing fees	(1.8)	(17.8)
Repurchase of common stock	(18.1)	(6.5)
Payments of employee taxes withheld from share-based awards	(8.3)	(11.4)
Other items	(2.5)	(2.2)

NET CASH (USED IN) PROVIDED FINANCING ACTIVITIES	(65.7)	269.6

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	6.7	(7.9)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$62.3	$(27.1)
Cash, cash equivalents and restricted cash at beginning of period	$121.6	$148.7
Cash, cash equivalents and restricted cash at end of period	$183.9	$121.6
Cash and cash equivalents	$183.3	$120.6
Restricted cash included in other assets	0.6	1.0

Total cash, cash equivalents and restricted cash	$183.9	$121.6

Reconciliation of Free Cash Flow
Net cash provided by operating activities	$195.7	$292.0
Less: Capital expenditures	(78.2)	(80.9)

Free cash flow	$117.5	$211.1

A-6	MASTERBRAND • 2026 PROXY STATEMENT

PROXY TABULATOR: P.O. BOX 8016, CARY, NC 27512-9903

MasterBrand, Inc.	Internet:
www.proxypush.com/MBC
	•	Cast your vote online
	•	Have your Proxy Card ready
	•	Follow the simple instructions to record your vote
For Stockholders of record as of April 13, 2026 Thursday, June 4, 2026 9:00 AM, Eastern Time 3333 Richmond Road, Beachwood, Ohio 44122	Phone:
1-866-616-2468
	•	Use any touch-tone telephone
	•	Have your Proxy Card ready
	•	Follow the simple recorded instructions
Mail:
	•	Mark, sign and date your Proxy Card
YOUR VOTE IS IMPORTANT!	•	Fold and return your Proxy Card in the postage-paid envelope provided
PLEASE VOTE BY: 11:59 PM, Eastern Time, June 3, 2026.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints R. David Banyard, Jr. and Andrean R. Horton (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of MasterBrand, Inc. (“MasterBrand”) which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the “Plans”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 11:59 PM ET on June 1, 2026, or if no choice is specified, will be voted by an independent fiduciary.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

MasterBrand, Inc. Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of two director nominees to serve three-year terms (or three director nominees if MasterBrand has closed its merger with American Woodmark Corporation prior to the time of the Annual Meeting).
		FOR	AGAINST	ABSTAIN
	1.01 Ann Fritz Hackett	☐	☐	☐	FOR

	1.02 R. David Banyard, Jr.	☐	☐	☐	FOR

	1.03 Philip Fracassa*	☐	☐	☐	FOR

*The Board of Directors has nominated Philip Fracassa for election at the meeting, contingent upon the closing of MasterBrand’s merger with American Woodmark Corporation as described in the Proxy Statement. If the merger does not close prior to the time of the meeting, Mr. Fracassa will not stand for election at the meeting and any votes cast for him will not be counted.

		FOR	AGAINST	ABSTAIN
2.	Advisory resolution to approve the compensation of MasterBrand’s named executive officers.	☐	☐	☐	FOR

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as MasterBrand’s independent registered public accounting firm for fiscal year 2026.	☐	☐	☐	FOR

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date